Filed pursuant to Rule 424(b)(5)
                                  Registration Nos. 333-19857 and 333-19857-01


              PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 22, 1997


                                     $100,000,000

                                TU ELECTRIC CAPITAL IV

                           FLOATING RATE CAPITAL SECURITIES
                 (LIQUIDATION PREFERENCE $1,000 PER CAPITAL SECURITY)
             FULLY AND UNCONDITIONALLY GUARANTEED AS SET FORTH HEREIN BY

                           TEXAS UTILITIES ELECTRIC COMPANY

                                  -----------------
        The Floating Rate Capital Securities (Capital Securities) offered hereby are being issued by and represent undivided preferred beneficial interests in TU Electric Capital IV (TU Electric Capital), a statutory business trust created under the laws of the State of Delaware. Texas Utilities Electric Company (Company), a Texas corporation, will be the owner of the undivided common beneficial interests in the assets of TU Electric Capital (Common Securities and, together with the Capital Securities herein referred to as the Trust Securities). The Bank of New York and The Bank of New York (Delaware) are the Property Trustee and the Delaware Trustee, respectively, and certain individuals who are employees of the Company or its affiliates are the Administrative Trustees of TU Electric Capital. TU Electric Capital exists for the sole purpose of issuing its Trust Securities (including the Capital Securities) and investing the proceeds thereof in Floating Rate Junior Subordinated Debentures, Series D issued by the Company (Series D Debentures) in an aggregate principal amount equal to the aggregate liquidation amount of the Trust Securities.

                                             (cover continued on following page)

        SEE RISK FACTORS, BEGINNING ON PAGE S-4, FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE CAPITAL SECURITIES.

                                  -----------------

       THESE  SECURITIES  HAVE  NOT  BEEN  APPROVED  OR  DISAPPROVED  BY  THE
          SECURITIES   AND  EXCHANGE COMMISSION  OR  BY  ANY STATE SECURITIES
           COMMISSION  NOR  HAS THE  SECURITIES AND EXCHANGE COMMISSION  OR
            ANY    STATE    SECURITIES  COMMISSION    PASSED  UPON    THE
             ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS  SUPPLEMENT OR
             THE PROSPECTUS  TO  WHICH  IT RELATES.  ANY  REPRESENTATION
                    TO   THE  CONTRARY  IS  A  CRIMINAL  OFFENSE.

                                  -----------------

                                                                 PROCEEDS TO
                             INITIAL PUBLIC     UNDERWRITING     TU ELECTRIC
                            OFFERING PRICE(1)  COMMISSION(2)  CAPITAL(1)(3)(4)
                            -----------------  -------------  ----------------
      Per Capital Security. .     $988.043          (3)            $988.043
      Total . . . . . . . . .  $98,804,300          (3)         $98,804,300
     ---------------------------
     (1) Plus accumulated distributions, if any, from the date of original issuance.
     (2) TU Electric Capital and the Company have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See UNDERWRITING.
     (3) In view of the fact that the entire proceeds of the sale of the Capital Securities will be used to purchase the Series D Debentures, the Underwriting Agreement provides that the Company will pay to the Underwriters, as compensation for their arranging the investment therein of such proceeds, $10.00 per Capital Security (or $1,000,000 in the aggregate). See UNDERWRITING.
     (4) Expenses of the offering, which are payable by the Company, are estimated to be $106,000.

                                  -----------------
          The Capital Securities offered hereby are offered severally by the Underwriters, as specified herein, and subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.
     It is expected that delivery of the Capital Securities will be made only in book-entry form through the facilities of DTC on or about January 30, 1997, against payment therefor in immediately available funds.

     GOLDMAN, SACHS & CO.

                    MERRILL LYNCH & CO.

                                   MORGAN STANLEY & CO.
                                       INCORPORATED

                                                  SALOMON BROTHERS INC

                                  -----------------

             The date of this Prospectus Supplement is January 23, 1997.

     (cover continued)

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  -----------------

        The Series D Debentures will mature on January 30, 2037. The Capital Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities. See DESCRIPTION OF THE SECURITIES -- "Subordination of Common Securities" in the accompanying Prospectus.

        Holders of the Capital Securities will be entitled to receive cumulative cash distributions from the date of original issuance and payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, commencing May 1, 1997, at a rate per annum equal to 3-Month LIBOR (as defined herein) plus 0.80% (the Distribution Rate). Interest on the Series D Debentures is the sole source of income for TU Electric Capital from which payment of distributions on the Capital Securities can be made. The Company has the right to defer payments of interest on the Series D Debentures by extending the interest payment period thereon at any time for up to 20 consecutive quarterly periods (each such extended payment period, an Extension Period), provided that the aggregate interest payment period, as so extended, may not exceed 20 consecutive quarterly interest payment
     periods or extend beyond the maturity of the Series D Debentures.   Upon
     the termination of any Extension Period and the payment of all amounts then due, including interest on deferred interest payments, the Company may elect to begin a new Extension Period, subject to the above requirements.

        If interest payments are so deferred, distributions on the Capital Securities will also be deferred to such extent. During an Extension Period, distributions will continue to accrue, and Holders of Capital Securities will be required to accrue income for United States federal income tax purposes. Cash distributions in arrears will bear interest thereon at the Distribution Rate (to the extent permitted by applicable law), compounded quarterly. See DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES -- "Option to Extend Interest Payment Period" in the Prospectus and CERTAIN TERMS OF THE CAPITAL SECURITIES -- "Distributions -- Deferral of Distributions" and CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES -- "Original Issue Discount" herein. During an Extension Period, the Company may not declare or pay dividends on (other than dividends paid in shares of Common Stock of the Company) or redeem or acquire, any of its capital stock, redeem any indebtedness that is pari passu with the Series D Debentures or make any guarantee payment with respect to the foregoing.
     Any Extension Period with respect to payment of interest on the Series D Debentures, other Debt Securities or any similar securities will apply to all such securities and will also apply to distributions with respect to the Capital Securities and all other securities with terms substantially the same as the Capital Securities. Based upon the Company's current financial condition and, in light of the restriction on payment of dividends on the Company's securities during an Extension Period, the Company believes that an extension of a distribution payment period on the Capital Securities is currently unlikely and has no current intention to cause such an extension. See CERTAIN TERMS OF THE CAPITAL SECURITIES -- "Distributions."

        The payment of distributions out of moneys held by TU Electric Capital and payments on liquidation of TU Electric Capital or the redemption of Capital Securities, as set forth below, are guaranteed by the Company to the extent TU Electric Capital has sufficient funds available to make such payments pursuant to a Guarantee. See DESCRIPTION OF THE GUARANTEES in the Prospectus. If the Company fails to make interest payments on the Series D Debentures held by TU Electric Capital, TU Electric Capital will have insufficient funds to pay distributions on the Capital Securities. The Guarantee does not cover payment of distributions when TU Electric Capital does not have sufficient funds to pay such distributions. In such event, a Holder of Capital Securities could institute a legal proceeding directly against the Company to enforce payment to such Holder of the principal of or interest on Series D Debentures having a principal amount equal to the aggregate liquidation amount of the Capital Securities held by such Holder. The Company's obligations under the Guarantee are subordinate and junior in right of payment to all other liabilities of the Company except any liabilities that may be made pari passu expressly by their terms. The Company has agreed in an Agreement as to Expenses and Liabilities to provide funds to pay obligations of TU Electric Capital to parties other than Holders of Trust Securities of TU Electric Capital. The Series D Debentures and the Guarantee, together with the obligations of the Company with respect to the Capital Securities under the Indenture, the Trust Agreement and the Expense Agreement, constitute a full and unconditional guarantee of the Capital Securities by the Company.

        The Company has organized trusts similar to TU Electric Capital for the purpose of issuing securities similar to the Capital Securities and may organize other trusts in the future. Debt Securities of the Company that are pari passu with the Series D Debentures were issued and may be issued in the future in connection with the issuance of such securities. Any extension period with respect to any such junior subordinated debentures of the Company will apply to the Series D Debentures, any other Debt Securities, any similar securities, the Capital Securities and any securities substantially the same as the Capital Securities.

        The Capital Securities are subject to mandatory redemption upon repayment of the Series D Debentures at maturity or upon their earlier redemption. See DESCRIPTION OF THE SECURITIES -- "Redemption Procedures" in the Prospectus. The Company will have the option to redeem the Series D Debentures at any time on or after February 1, 2002, in whole or in part. The Company also will have the right at any time to cause the termination of TU Electric Capital and, in connection therewith, after satisfaction of creditors of TU Electric Capital, if any, to distribute Series D Debentures to the Holders of Capital Securities or, upon the occurrence of a Tax Event, to redeem, in whole but not in part, the Series D Debentures. Any redemption of the Capital Securities and the Common Securities by TU Electric Capital will be upon not less than 30 days' nor more than 60 days' notice to the Holders thereof, in amounts having an aggregate liquidation preference equal to the aggregate principal amount of Series D Debentures to be redeemed and, in each case at a price equal to the principal amount of the Series D Debentures so redeemed plus the accrued and unpaid interest on the Series D Debentures so redeemed to the date fixed for redemption (Redemption Price). Each class of the Trust Securities will be redeemed in proportion to the percentage they represent of all the Trust Securities. The Capital Securities will represent 97% of the Trust Securities and the Common Securities will represent 3% of the Trust Securities.

        The Series D Debentures are subordinated and junior in right of payment to all Senior Indebtedness (as defined herein) of the Company. As of September 30, 1996, the Company had approximately $7.0 billion of principal amount of indebtedness for borrowed money and capital lease obligations
     constituting Senior Indebtedness (as defined herein).   See DESCRIPTION OF
     THE JUNIOR SUBORDINATED DEBENTURES -- "Subordination" and DESCRIPTION OF THE SECURITIES in the Prospectus.

        In the event of the liquidation of TU Electric Capital, the Holders of the Trust Securities will be entitled to receive Series D Debentures in an aggregate principal amount of $1,000 for each Capital Security, subject to certain limitations. See DESCRIPTION OF THE SECURITIES -- "Liquidation Distribution upon Termination" in the Prospectus.

     The Capital Securities will be represented by global certificates registered in the name of The Depository Trust Company (DTC) or its nominee. Beneficial interests in the Capital Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in DTC. Except as described herein, Capital Securities in certificated form will not be issued in exchange for the global certificates. See CERTAIN TERMS OF THE CAPITAL SECURITIES -- "Book-Entry Only Issuance -- The Depository Trust Company."

        THE FOLLOWING INFORMATION SUPPLEMENTS AND SHOULD BE READ IN CONJUNCTION WITH THE INFORMATION CONTAINED IN THE PROSPECTUS; AND TO THE EXTENT IT IS INCONSISTENT THEREWITH, IT REPLACES SUCH INFORMATION. EACH OF THE CAPITALIZED TERMS USED IN THIS PROSPECTUS SUPPLEMENT AND NOT OTHERWISE DEFINED HEREIN HAS THE MEANING GIVEN SUCH TERM IN THE PROSPECTUS.


                                     RISK FACTORS

        Prospective purchasers of Capital Securities should carefully consider the following risk factors with respect to the Capital Securities:

     DEPENDENCE OF TU ELECTRIC CAPITAL ON THE COMPANY FOR FUNDS; SUBORDINATION OF GUARANTEE AND SERIES D DEBENTURES

        The ability of TU Electric Capital to pay amounts due on the Capital Securities is solely dependent upon the Company making payments on the Series D Debentures as and when required.

        The Company's obligations under the Guarantee are subordinated and junior in right of payment to all other liabilities of the Company, except any liabilities that may be made pari passu expressly by their terms. The obligations of the Company under the Series D Debentures are subordinated and junior in right of payment to Senior Indebtedness of the Company. As of September 30, 1996, Senior Indebtedness of the Company aggregated approximately $7.0 billion. There are no terms of the Capital Securities, the Series D Debentures or the Guarantee that limit the Company's ability to incur additional indebtedness, including indebtedness that would rank senior to the Series D Debentures and the Guarantee. See DESCRIPTION OF THE GUARANTEE -- "Status of the Guarantee" and DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES -- "Subordination" in the Prospectus.

     PAYMENT DELAY UPON EXERCISE OF OPTION TO EXTEND INTEREST PAYMENT PERIOD

        The Company has the right under the Indenture to extend the interest payment period from time to time on the Series D Debentures, for a period not exceeding 20 consecutive quarterly periods. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin an additional Extension Period, subject to the requirements described herein. During any such Extension Period, quarterly distributions on the Capital Securities would be deferred (but would continue to accrue with interest thereon compounded semi-annually) by TU Electric Capital. In the event that the Company exercises this right, during the Extension Period the Company may not declare or pay dividends or distributions (other than dividends or distributions in Common Stock of the Company) on, or redeem, purchase, acquire, or make a liquidation payment with respect to any of its capital stock, redeem any indebtedness that is pari passu with the Series D Debentures or make any guarantee payment with respect to the foregoing. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarterly periods and that such extended interest payment period may not extend beyond the maturity date of the Series D Debentures. Any extension period with respect to payment of interest on the Series D Debentures, other Debt Securities or on any similar securities will apply to all such securities and will also apply to distributions with respect to the Capital Securities and all other securities with terms substantially the same as the Capital Securities. If the Company should determine to exercise its extension right in the future, the market price of the Capital Securities is likely to be affected. Based upon the Company's current financial condition and, in light of the restriction on payment of dividends during an Extension Period, TU Electric Capital and the Company believe that such an extension of an interest payment period on the Series D Debentures is unlikely to occur. See CERTAIN TERMS OF THE CAPITAL SECURITIES -- "Distributions -- Deferral of Distributions" herein and DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES -- "Option to Extend Interest Payment Period in the Prospectus."

     ADVERSE TAX CONSEQUENCES OF EXTENSION OF INTEREST PAYMENT PERIOD; OID

        Should the Company exercise its right to extend the interest payment period for the Series D Debentures, each holder of Capital Securities would be required to accrue income as original issue discount (OID) in respect of the deferred interest. As a result, a Holder of Capital Securities would be required to continue to include in gross income an amount of OID in respect of the distributions accruing on the Capital Securities for United

     States federal income tax purposes in advance of the receipt of cash, regardless of such Holder's regular method of accounting. See CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES -- "Original Issue Discount." A Holder that disposed of its Capital Securities prior to the record date for the payment of interest at the end of an Extension Period would not receive cash from TU Electric Capital related to such interest because the accrued distributions related to such interest will be paid to the Holder of record on such record date, regardless of who the Holder of record may have been on other dates during the Extension Period. In addition, as a result of the Company's right to extend the interest payment period, the market price of the Capital Securities may be more volatile than debt instruments with OID which do not afford the issuer such a right. See CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES -- "Original Issue Discount."

     RIGHTS UNDER THE GUARANTEE; LIMITATION AS TO FUNDS AVAILABLE TO TU ELECTRIC CAPITAL

        The Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (Trust Indenture Act). The Bank of New York will act as indenture trustee under the Guarantee for the purposes of compliance with the Trust Indenture Act (Guarantee Trustee). The Bank of New York will also act as trustee for the Series D Debentures and will hold the Guarantee for the benefit of the Holders of the Capital Securities.

          The Guarantee guarantees to the Holders of the Capital Securities the payment (but not the collection) of (i) any accrued and unpaid distributions required to be paid on the Capital Securities, to the extent TU Electric Capital has funds available therefor, (ii) the Redemption Price, plus all accrued and unpaid distributions, with respect to Capital Securities called for redemption by the Issuer, to the extent TU Electric Capital has funds available therefor and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of TU Electric Capital (other than in connection with the distribution of Series D Debentures to the Holders in exchange for Capital Securities as provided in the Trust Agreement or upon a redemption of all of the Capital Securities upon maturity or redemption of the Series D Debentures as provided in the Trust Agreement), the lesser of (a) the aggregate of the liquidation preference and all accrued and unpaid distributions on the Capital Securities to the date of payment and (b) the amount of assets of TU Electric Capital remaining available for distribution to Holders of the Capital Securities in liquidation of TU Electric Capital. The Holders of a majority in liquidation preference of the Capital Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. If the Company were to default on its obligations under the Series D Debentures, TU Electric Capital would lack available funds for the payment of distributions or amounts payable on redemption of the Capital Securities or otherwise, and in such event Holders of the Capital Securities would not be able to rely upon the Guarantee for payment of such amounts. In such event, a Holder of Capital Securities could institute a legal proceeding directly against the Company to enforce payment to such Holder of the principal of or interest on Series D Debentures having a principal amount equal to the aggregate liquidation amount of the Capital Securities held by such Holder. See DESCRIPTION OF THE GUARANTEE -- "Status of the Guarantee" and DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES -- "Subordination" in the Prospectus. The Trust Agreement pursuant to which TU Electric Capital has been formed provides that each Holder of Capital Securities by acceptance thereof agrees to the provisions of the Guarantee and the Indenture.

     ADVERSE EFFECT OF POSSIBLE LAW CHANGES

        On March 19, 1996, the Revenue Reconciliation Bill of 1996 (Bill), the revenue portion of President Clinton's budget proposal, was released. The Bill would, among other things, generally treat as equity an instrument, issued by a corporation, that has a maximum term of more than 20 years and that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. The above described provision was proposed to be effective generally for instruments issued on or after December 7, 1995. If such provision were to apply to the Series D Debentures, the Company would be unable to deduct interest on the Series D Debentures. However, on March 29, 1996, the Chairmen of the Senate Finance and House Ways and Means Committees issued a joint statement to the effect that it was their intention that the effective date of the President's legislative proposals, if adopted, would be no earlier than the date of the appropriate Congressional action. The 104th Congress adjourned without any such action having been taken. There can be no assurance, however, that future legislative proposals or final legislation will not affect the ability of the Company to deduct interest on the Junior Subordinated Debentures. If legislation were enacted that limited, in whole or in part, the deductibility by the Company of interest on the Series D Debentures for

     United Stated federal income tax purposes, such enactment could give rise to a Tax Event. A Tax Event would permit the Company to cause a redemption of the Capital Securities, as described more fully under CERTAIN TERMS OF THE CAPITAL SECURITIES -- "Right to Redeem upon a Tax Event" herein.

     TAX EVENT REDEMPTION

        Upon the occurrence of a Tax Event, the Company shall have the right to redeem the Series D Debentures, in whole (but not in part), and thereby cause a mandatory redemption of the Capital Securities and the Common Securities at the Redemption Price, within 90 days following the occurrence of such Tax Event. See CERTAIN TERMS OF THE CAPITAL SECURITIES -- "Right to Redeem upon a Tax Event".

     DISTRIBUTION OF THE SERIES D DEBENTURES; POTENTIAL ADVERSE EFFECT ON MARKET PRICE

        At any time, the Company has the right to terminate TU Electric Capital and, after satisfaction of liabilities to creditors, if any, of TU Electric Capital as provided by applicable law, cause Series D Debentures to be distributed to the holders of the Capital Securities in liquidation of TU Electric Capital.

        There can be no assurance as to the market prices for Capital Securities or Series D Debentures that may be distributed in exchange for Capital Securities if a liquidation of TU Electric Capital were to occur. Accordingly, the Capital Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Series D Debentures that a holder of Capital Securities may receive on liquidation of TU Electric Capital, may trade at a discount to the price that the investor paid to purchase the Capital Securities offered hereby. Because holders of Capital Securities may receive Series D Debentures if the Company exercises its right to terminate TU Electric Capital, prospective purchasers of Capital Securities are also making an investment decision with regard to the Series D Debentures and should carefully review all the information regarding the Series D Debentures contained herein. See CERTAIN TERMS OF THE CAPITAL SECURITIES -- "Distribution of the Series D Debentures" and CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     NO ESTABLISHED TRADING MARKET FOR CAPITAL SECURITIES

        The Capital Securities constitute a new issue of securities with no established trading market. No assurance can be given as to the liquidity of, or the development and maintenance of trading markets for, the Capital Securities. See UNDERWRITING.

     UNDERWRITER MARKET ACTIVITY; NO ASSURANCE AS TO ACTIVE MARKET

        The Underwriters currently plan to make a market in the Capital Securities. However, there can be no assurance that the Underwriters will engage in such activities or that any active market in the Capital Securities will develop or be maintained.

     CAPITAL SECURITIES HAVE NO VOTING RIGHTS

        Subject to the Company's right to extend payment as described under CERTAIN TERMS OF THE CAPITAL SECURITIES -- "Distributions," Holders will have the right to receive distributions as and when due but will have limited voting rights, exercisable only in the event of a proposed change in the terms of the Capital Securities. See DESCRIPTION OF THE SECURITIES -- "Voting Rights" in the Prospectus.

                                 TU ELECTRIC CAPITAL

          TU Electric Capital is a statutory business trust created under Delaware law pursuant to (i) a trust agreement executed by the Company, as depositor for TU Electric Capital, and the Property Trustee, the Delaware Trustee and one or more of the Administrative Trustees of such trust and
     (ii) the filing of a certificate of trust with the Delaware Secretary of State on January 14, 1997. Such trust agreement will be amended and restated in its entirety (as so amended and restated, the Trust Agreement) substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the Prospectus form a part. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. TU Electric Capital exists for the exclusive purposes of (i) issuing Trust Securities representing undivided beneficial interests in the assets of TU Electric Capital, (ii) holding the Series D Debentures as trust assets and (iii) engaging in only those other activities necessary or incidental thereto. All of the Common Securities will be owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Capital Securities, except that upon the occurrence and continuance of a default under the Trust Agreement, the rights of the Holder of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the Holders of the Capital Securities.
     The Company will acquire Common Securities having an aggregate liquidation preference equal to 3% of the total capital of TU Electric Capital. TU Electric Capital has a term of approximately 40 years, but may terminate earlier as provided in the Trust Agreement. TU Electric Capital's business and affairs will be conducted by the Administrative Trustees (as defined herein). The office of the Delaware Trustee in the State of Delaware is White Clay Center, Route 273, Newark, Delaware 19711. The principal place of business of TU Electric Capital is c/o Texas Utilities Electric Company, Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201.

                            SUMMARY FINANCIAL INFORMATION
                         OF TEXAS UTILITIES ELECTRIC COMPANY

                (THOUSANDS OF DOLLARS, EXCEPT RATIOS AND PERCENTAGES)

        The following material, which is presented herein solely to furnish limited introductory information, is qualified in its entirety by, and should be considered in conjunction with, the other information appearing in this Prospectus, including the Incorporated Documents. In the opinion of the Company, all adjustments (constituting only normal recurring accruals) necessary for a fair statement of the results of operations for the twelve months ended September 30, 1996, have been made.

                                                TWELVE MONTHS ENDED
                                     -----------------------------------------
                                                    DECEMBER 31,
                                     ------------------------------------------

                                          1991           1992          1993
                                       ----------     ----------   -----------

      Income statement data:
        Operating Revenues  . . .        $4,891,522    $4,906,695    $5,409,156

        Net Income (Loss)(a)  . .         (289,173)       821,123       476,526

        Ratio of Earnings to
         Fixed Charges (a)(b) . .              0.34          2.48          2.00

        Ratio of Earnings to
         Fixed Charges and
         Preferred Dividends
         (a)(b) . . . . . . . . .              0.27          2.08          1.62


                                                  TWELVE MONTHS ENDED
                                         ------------------------------------
                                                                    SEPTEMBER
                                                DECEMBER 31,           30,
                                           ---------------------      1996
                                             1994         1995     (UNAUDITED)
                                           --------     --------   -----------
      Income statement data:

        Operating Revenues  . . . . .     $5,613,175   $5,560,462   $5,918,587

        Net Income (Loss)(a)  . . . .        658,192      454,432      868,574

        Ratio of Earnings to
         Fixed Charges (a)(b) . . . .           2.45         2.02         3.07

        Ratio of Earnings to
         Fixed Charges and
         Preferred Dividends (a)(b) .           2.03         1.77         2.76



                                                        ADJUSTED(C)
                                                  -----------------------
                              OUTSTANDING
                                   AT
                             SEPTEMBER 30,
                                  1996           AMOUNT           PERCENT
                             -------------       ------           -------
      Capitalization
      (Unaudited):

        Long-term Debt  . .$ 6,355,266     $ 6,310,594                44.9%

        Preferred Stock

          Not subject to
          mandatory
          redemption  . . .    464,427         464,427

          Subject to
          mandatory
          redemption  . . .    250,844         238,391
                            ----------     -----------

            Total Preferred
            Stock . . . . .    715,271         702,818                 5.0

      Company Obligated
       Mandatorily
       Redeemable
       Preferred
       Securities of
       Trusts (d) . . . . .
                               381,259         881,259                 6.3
      Common Stock
      Equity  . . . . . . .  6,152,234       6,152,234                43.8
                          ------------   -------------               -----
        Total
        Capitalization  . .$13,604,030     $14,046,905               100.0%
                          ============   =============             =======

     ----------------------
     (a) The net loss for the twelve-month period ended December 31, 1991 was due primarily to the recognition of a charge against earnings, representing a provision for regulatory disallowances and for fuel gas costs disallowed in the Company's Docket 9300 rate case.
          Additionally, the twelve-month periods ended December 31, 1991 and December 31, 1992 were affected by the discontinuation of the accrual of allowance for funds used during construction (AFUDC) and the commencement of depreciation on approximately $1.3 billion of investment in Unit 1 of the Comanche Peak nuclear generating station (Comanche Peak) and facilities which are common to Comanche Peak Units 1 and 2 incurred after the end of the June 30, 1989 test year and, therefore, not included in the Company's Docket 9300 rate case. Effective January 1992, the Company began recording base rate revenue for energy sold but not billed to achieve a better matching of revenues and expenses. The effect of this change in accounting increased net income for the twelve months ended December 31, 1992, by approximately $102 million, of which approximately $80 million represents the cumulative effect of the change in accounting at January 1, 1992. The twelve-month period ended December 31, 1993 was affected by the recording of regulatory disallowances in Docket 11735. The twelve-month period ended December 31, 1995 was affected by the impairment of several nonperforming assets, including the Company's partially completed Twin Oak and Forest Grove lignite-fueled facilities, as well as several minor assets. Such impairment, on an after-tax basis, amounted to $316 million. (See the 1995 10-K.)
     (b) The Company's earnings were inadequate to cover its fixed charges and its fixed charges and preferred dividends for the twelve month period ended December 31, 1991. The deficiencies in such coverage were $499,062,000 and $706,809,000, respectively. The computations of the ratios of earnings to fixed charges and earnings to fixed charges and preferred dividends do not include interest payments made by affiliated companies on senior notes, which are recovered currently through the fuel component of rates.
     (c) To give effect to (1) the issuance of the Capital Securities by TU Electric Capital, the sole assets of which are Series D Debentures which bear interest at a floating rate and mature on January 30, 2037 and the proposed issuance by TU Electric Capital V of similar securities in the aggregate liquidation preference of $400,000,000, and (2) the redemption or repurchase of long-term debt and preferred stock by the Company since September 30, 1996. Adjusted amounts do not reflect any possible future sales from time to time by the Company of up to an additional $98,850,000 of Medium-Term Notes, $350,000,000 principal amount of First Mortgage Bonds and $25,000,000 of the Company's cumulative preferred stock (Preferred Stock), for which registration statements are effective pursuant to Rule 415 under the Securities Act of 1933 (1933 Act).
     (d) The sole assets of such trusts consist of junior subordinated debentures of the Company in principal amounts, and having other payment terms, corresponding to the securities issued by such trusts.

                                   USE OF PROCEEDS

        The proceeds to be received by TU Electric Capital from the sale of the Capital Securities will be used to purchase Series D Debentures of the Company. The proceeds of such purchase will be used by the Company for general corporate purposes, which may include the acquisition of outstanding securities of the Company.


                       CERTAIN TERMS OF THE CAPITAL SECURITIES

        GENERAL

        The following summary of certain terms of the Capital Securities supplements and should be read together with the description of the terms and provisions of the Securities set forth under DESCRIPTION OF THE SECURITIES in the Prospectus, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Trust Agreement, including the definitions therein of certain terms, and by reference to the Trust Indenture Act. Wherever particular sections or defined terms of the Trust Agreement are referred to, such sections or defined terms are incorporated herein by reference. The Trust Agreement has been filed as an exhibit to the Registration Statement of which the Prospectus forms a part. The Capital Securities and the Common Securities will be created pursuant to the terms of the Trust Agreement. The Capital Securities will represent undivided preferred beneficial interests in the assets of TU Electric Capital and entitle the Holders thereof to a preference over the Common Securities in certain circumstances with respect to distributions and amounts payable on redemption or liquidation, as well as other benefits as described in the Trust Agreement.

        DISTRIBUTIONS

        Distributions will be payable on the Capital Securities at the Distribution Rate. The term "distributions" as used herein includes interest payable on overdue distributions unless otherwise stated. Distributions on the Capital Securities will be cumulative, will accrue from the date of initial issuance thereof, and will be payable quarterly in arrears, on February 1, May 1, August 1 and November 1 of each year (each, a Distribution Date), commencing May 1, 1997. Such distributions will originally accrue from, and include, the date of initial issuance. In the event that any date on which distributions are otherwise payable on the Capital Securities is not a Business Day, payment of the distribution payable on such date will be made on the next succeeding Business Day (and without any interest or other payment in respect of any such delay), in each case with the same force and effect as if made on such date (each date on which distributions are otherwise payable in accordance with the foregoing, a distribution payment date). (Section 4.01(a)). A Business Day is used herein to mean any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the Corporate Trust Office of the Property Trustee or the Debenture Trustee (as defined herein) is closed for business. Each period beginning on, and including, the date of original issuance, and ending on, but excluding, the first Distribution Date, and each successive period beginning on, and including, a Distribution Date and ending on, but excluding, the next succeeding Distribution Date is herein called a Distribution Period.

        Distributions on the Capital Securities will be payable to the Holders thereof on the relevant record dates, which will be, for so long as the Capital Securities remain in book-entry form, one Business Day prior to the relevant Distribution Date, and in the event that the Capital Securities are not in book-entry form, the fifteenth day (whether or not a Business
     Day) prior to the relevant Distribution Date.  (Section 4.01(d)).

     Determination of 3-Month LIBOR

        The Distribution Rate in respect of the Capital Securities will be a floating rate per annum determined by reference to 3-Month LIBOR, determined as described below, plus a margin of 0.80%. 3-Month LIBOR means the London interbank offered rate for three-month U.S. dollar deposits and with respect to any Distribution Period will be calculated by The Bank of New York or any successor appointed by the Company as Calculation Agent, as permitted by the Indenture (Calculation Agent) as follows:

          (a) On the second Market Day (as defined below) preceding the commencement of such Distribution Period (each, a Determination Date), 3-Month LIBOR will be determined on the basis of the offered rate for deposits of not less than U.S.$1,000,000 for a period of three months (the Index Maturity), commencing on the second Market Day immediately preceding the commencement of such Distribution Period, which appears on the display designated as Page 3750 on the Dow Jones Telerate Service (or such other pages as may replace Page 3750 on that service for the purpose of displaying London interbank offered rates of major banks) (Telerate Page 3750) as of 11:00 a.m., London time. If no such offered rate appears, 3-Month LIBOR with respect to such Distribution Period will be determined as described in (b) below.

          (b) With respect to a Determination Date on which no such offered rate appears on Telerate Page 3750 as described in (a) above, 3-Month LIBOR shall be the arithmetic mean, expressed as a percentage, of the offered rates for deposits in U.S. dollars for the Index Maturity which appears on the display designated as "LIBO" on the Reuters Monitor Money Market Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks) (Reuters Screen LIBO Page) as of 11:00 a.m., London time, on such date. If, in turn, such rate is not displayed on the Reuters Screen LIBO Page at such time, the Calculation Agent will obtain from each of four reference banks in London selected by the Calculation Agent (Reference Banks) such bank's offered quotation (expressed as a percentage per annum) as of approximately 11:00 a.m., London time, on such date for deposits in U.S. dollars to prime banks in the London interbank market for the Index Maturity. If two or more such quotations are provided as requested, then 3-Month LIBOR for such date shall be the arithmetic average of such quotations. If, in turn, fewer than two such quotations are provided as requested, then 3-Month LIBOR for such date will be obtained from the preceding Market Day for which the Reuters Screen LIBO Page displayed a rate for the Index Maturity.

          (c) If on any Determination Date, the Calculation Agent is required but unable to determine 3-Month LIBOR in the manner provided in paragraphs (a) and (b) above, 3-Month LIBOR for such Distribution Period shall be 3-Month LIBOR as determined on the previous Determination Date.

        The term Market Day means any Business Day on which commercial banks and foreign exchange markets are open for business (including dealings in foreign exchange and foreign currency deposits) in New York and London.

        The Distribution Rate for any Distribution Period will at no time be higher than the maximum rate then permitted by Texas law and any other applicable laws.

        All percentages resulting from any calculations referred to in this Prospectus Supplement will be rounded, if necessary, to the nearest multiple of 1/100 of 1% and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent or more being rounded upwards).

     Determination of Distribution Rate and Calculation of Distribution Amount

        The Calculation Agent shall, as soon as practicable after 11:00 a.m., London time, on each Determination Date, determine the Distribution Rate and calculate the amount of distributions payable in respect of the following Distribution Period (the Distribution Amount). The Distribution Amount shall be calculated by applying the Distribution Rate to the Liquidation Amount of each Capital Security outstanding at the commencement of the Distribution Period, multiplying each such amount by the actual number of days in the Distribution Period concerned (which actual number of days shall include the first day but exclude the last day of such Distribution Period) divided by 360 and rounding the resultant figure to the nearest cent (with one-half cent or more being rounded upwards). The determination of the Distribution Rate and the Distribution Amount by the Calculation Agent will (in the absence of wilful default, bad faith or manifest error) be final, conclusive and binding on all concerned. None of the Property Trustee, the Delaware Trustee and the Administrative Trustees (together, Issuer Trustees), the Debenture Trustee, the Calculation Agent, TU Electric Capital or the Company (or any of their respective officers, directors, agents, beneficiaries, employees or affiliates) shall have any liability to any person for (i) the selection of any Reference Bank or (ii) any inability to retain major banks in the London interbank market, in the case of the Calculation Agent, which is caused by circumstances beyond its reasonable control.

        Upon the request of a holder of a Capital Security, the Calculation Agent will provide the Distribution Rate then in effect and, if determined, the Distribution Rate for the next Distribution Period with respect to the Capital Securities. Each such Distribution Rate may be obtained by telephoning the Calculation Agent at (212) 815-2588.

     Notification of Distribution Rate, Distribution Amount and Distribution
     Date

        The Calculation Agent will cause the Distribution Rate, the Distribution Amount in respect of each Capital Security and the Distribution Date for each Distribution Period to be notified to the Property Trustee, the Debenture Trustee, each of the Paying Agents appointed by TU Electric Capital in relation to the Capital Securities and any securities exchange or interdealer quotation system on which the Capital Securities are listed, in each case as soon as practicable after the determination thereof but in no event later than the second Business Day of the relevant Distribution Period. The Property Trustee will cause the Distribution Rate, the Distribution Amount in respect of each Capital Security and the Distribution Date for each Distribution Period to be notified to each registered Holder of Capital Securities at the address of such Holder set forth in the Securities Register with respect to the Capital Securities.
     So long as the Capital Securities are represented by global certificates registered in the name of DTC or its nominee, notices to the Holders of Capital Securities will be given by delivery of the notice to DTC for communication by DTC to its Participants in accordance with its customary procedures.

     Certificates to be Final

        All certificates, communications, opinions, determinations, calculations, quotations and decisions given, expressed, made or obtained for the purposes of the provisions relating to the payment and calculation of distributions on the Capital Securities, whether by the Reference Banks (or any of them) or the Calculation Agent, will (in the absence of wilful default, bad faith or manifest error) be binding on TU Electric Capital, the Company, the Issuer Trustees, the Debenture Trustee, the Calculation Agent and all of the Holders of the Capital Securities, and no liability will (in the absence of wilful default, bad faith or manifest error) attach to the Calculation Agent in connection with the exercise or non-exercise by it of its powers, duties and discretion.

     Deferral of Distributions

        The Company has the right under the Indenture pursuant to which it will issue the Series D Debentures to extend the interest payment period from time to time on the Series D Debentures to a period not exceeding 20 consecutive quarterly periods, with the consequence that quarterly distributions on the Capital Securities would be deferred (but would continue to accrue with interest payable on unpaid distributions at the Distribution Rate, compounded quarterly) by TU Electric Capital during any such Extension Period. In the event that the Company exercises this right, during such period the Company may not declare or pay any dividend or distribution on (other than dividends paid in shares of Common Stock of the Company), or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or make any guarantee payments with respect to the foregoing or redeem any indebtedness that is pari passu with the Series D Debentures. Any Extension Period with respect to payment of interest on the Series D Debentures, or any extended interest payment period in respect of other Debt Securities or on any similar securities will apply to all such securities and will also apply to distributions with respect to the Capital Securities and all other securities with terms substantially the same as the Capital Securities. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarterly periods or extend beyond the maturity of the Series D Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may elect to begin a new extended interest payment period, subject to the foregoing requirements. See DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES -- "Interest" and "Option to Extend Interest Payment Period" in the Prospectus.

        REDEMPTION OF CAPITAL SECURITIES

        The Series D Debentures will mature on January 30, 2037. The Company has the right to redeem the Series D Debentures (i) in whole or in part on or after February 1, 2002 or (ii) earlier upon the occurrence of a Tax Event, subject to the conditions described under -- "Right to Redeem upon a Tax Event."

        Upon the repayment of the Series D Debentures, whether at maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment shall be applied by the Property Trustee to redeem a Like Amount of Trust Securities, upon not less than 30 nor more than 60 days' notice, at the Redemption Price. See CERTAIN TERMS OF THE SERIES D DEBENTURES -- "Redemption" and DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES -- "Optional Redemption" in the Prospectus.

        RIGHT TO REDEEM UPON A TAX EVENT

        If a Tax Event occurs the Company shall have the right to redeem the Series D Debentures, in whole but not in part, at any time within 90 days following the occurrence of the Tax Event at the Redemption Price. See CERTAIN TERMS OF THE CAPITAL SECURITIES -- "Redemption of Capital Securities," CERTAIN TERMS OF SERIES D DEBENTURES -- "General" and -- "Redemption".

        See CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES -- "Possible Tax Law Changes" for a discussion of certain legislative proposals that, if adopted, could give rise to a Tax Event.

        "Tax Event" means the receipt by TU Electric Capital or the Company of an opinion of counsel experienced in such matters to the effect that, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in, the laws or treaties (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (b) any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any such administrative pronouncement, ruling, regulatory procedure or regulation) (each, an Administrative Action), or (c) any amendment to, clarification of, or change in the official position or the interpretation of any such Administrative Action or judicial decision or any interpretation or pronouncement that provides for a position with respect to such Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, irrespective of the time or manner in which such amendment, clarification or change is introduced or made known, which amendment, clarification, or change is effective, which Administrative Action is taken or which judicial decision is issued, in each case on or after the date of issuance of the Capital Securities, there is more than an insubstantial risk that (i) TU Electric Capital is, or will be, subject to United States federal income tax with respect to interest received on the Series D Debentures, (ii) interest payable by the Company on the Series D Debentures is not, or will not be, fully deductible for United States federal income tax purposes, or
     (iii) TU Electric Capital is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

        DISTRIBUTION OF THE SERIES D DEBENTURES

        At any time, the Company has the right to terminate TU Electric Capital and, after satisfaction of liabilities to creditors, if any, of TU Electric Capital as provided by applicable law, cause Series D Debentures to be distributed to the holders of the Capital Securities in liquidation of TU Electric Capital. On the date fixed for any distribution of Series D Debentures, upon termination of TU Electric Capital (i) the Capital Securities and the Common Securities will no longer be deemed to be outstanding and (ii) certificates representing Capital Securities will be deemed to represent Series D Debentures having an aggregate principal amount equal to the stated liquidation preference of, and bearing accrued and unpaid interest equal to accrued and unpaid distributions on, such Capital Securities until such certificates are presented to the Company or its agent for transfer or reissuance.

        If distributed to holders of Capital Securities, the Series D Debentures will initially be issued in the form of one or more global securities and DTC, or any successor depositary for the Capital Securities, will act as depositary for the Series D Debentures. It is anticipated that the depositary arrangements for the Series D Debentures would be substantially identical to those in effect for the Capital Securities.

        BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

        The Depository Trust Company (DTC) will act as securities depositary for the Capital Securities. The Capital Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Capital Securities certificates, representing the total aggregate number of Capital Securities, will be issued and will be deposited with DTC.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds securities that its participants (Participants) deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations (Direct Participants). DTC is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly (Indirect Participants). The rules applicable to DTC and its Direct Participants and Indirect Participants (together, Participants) are on file with the Commission.

        Purchases of Capital Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Capital Securities on DTC's records. The ownership interest of each actual purchaser of Capital Securities (Beneficial Owner) is in turn to be recorded on the Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Participants through which the Beneficial Owners purchased Capital Securities. Transfers of ownership interests in the Capital Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Capital Securities, except in the event that use of the book-entry system for the Capital Securities is discontinued.

        To facilitate subsequent transfers, all the Capital Securities deposited by Direct Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Capital Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Capital Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Capital Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

        Redemption notices shall be sent to Cede & Co. If less than all of the Capital Securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

        Although voting with respect to the Capital Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Capital Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to TU Electric Capital as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co. consenting or voting rights to those Direct Participants to whose accounts the Capital Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). The Company and TU Electric Capital believe that the arrangements among DTC, Direct and Indirect Participants, and Beneficial Owners will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of a beneficial interest in TU Electric Capital.

        Distribution payments on the Capital Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such Participant and not of DTC, TU Electric Capital or the Company, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of distributions to DTC is the responsibility of TU Electric Capital, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Participants.

        Except as provided herein, a Beneficial Owner will not be entitled to receive physical delivery of Capital Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Capital Securities.

        DTC may discontinue providing its services as securities depositary with respect to the Capital Securities at any time by giving reasonable notice to TU Electric Capital. Under such circumstances, in the event that a successor securities depositary is not obtained, Capital Securities certificates are required to be printed and delivered. Additionally, the Administrative Trustees (with the consent of the Company) may decide to discontinue use of the system of book-entry transfers through DTC (or any successor depositary) with respect to the Capital Securities. In that event, certificates for the Capital Securities will be printed and delivered.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company and TU Electric Capital believe to be reliable, but neither the Company nor TU Electric Capital takes responsibility for the accuracy thereof.


                       CERTAIN TERMS OF THE SERIES D DEBENTURES

        GENERAL

        The following summary of certain terms of the Series D Debentures supplements and should be read together with the description of the terms and provisions of the Junior Subordinated Debentures set forth under DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES in the Prospectus, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Indenture, including the definitions therein of certain terms, and by reference to the Trust Indenture Act. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference. The Indenture has been filed as an exhibit to the Registration Statement of which the Prospectus forms a part.

        Concurrently with the issuance of the Capital Securities, TU Electric Capital will invest the proceeds thereof and the consideration paid by the Company for the Common Securities in the Series D Debentures issued by the Company.

        The Series D Debentures shall bear interest at a rate per annum equal to 3-Month LIBOR (determined in the same manner as with respect to the Distribution Rate, as described under CERTAIN TERMS OF THE CAPITAL SECURITIES -- "Distributions -- Determination of 3-Month LIBOR") plus 0.80% (the Interest Rate), payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year (each, an Interest Payment Date) , commencing May 1, 1997, to the person in whose name each Series D Debenture is registered at the close of business on the relevant record date. The record dates for the Series D Debentures will be, for so long as they are held by TU Electric Capital or in book-entry form, the Business Day next preceding each Interest Payment Date and, in the case of Series D Debentures not held by TU Electric Capital or in book-entry form, the fifteenth day (whether or not a Business Day) prior to each Interest Payment Date. The amounts payable as principal and interest on the Series D Debentures are designed to be sufficient to provide distributions payable on the Trust Securities.

        In the event that any date on which interest is payable on the Series D Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), in each case with the same force and effect as if made on the date the payment was originally payable.

        The Interest Rate and the amount of interest payable in respect of each interest period will be calculated by the Calculation Agent in the same manner as the Distribution Rate and Distribution Amount in respect of each Distribution Period, as described under CERTAIN TERMS OF THE CAPITAL SECURITIES -- "Distributions."

        The entire outstanding principal amount of the Series D Debentures will become due and payable, together with any accrued and unpaid interest thereon, including Additional Interest (as defined under DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES in the Prospectus), if any, on January 30, 2037.

        If Series D Debentures are distributed to Holders of Capital Securities in a termination of TU Electric Capital, such Series D Debentures will be issued in fully registered certificated form in denominations of $1,000 and integral multiples thereof and may be transferred or exchanged at the offices described in DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES -- "General" in the Prospectus.

        So long as it is not in default in the payment of interest on the Junior Subordinated Debentures of any series, the Company shall have the right under the Indenture to extend the interest payment period from time to time on the Series D Debentures to a period not exceeding 20 consecutive quarterly periods during which period interest will be compounded quarterly. At the end of an Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the rate specified for the Series D Debentures compounded semi-annually, to the extent permitted by applicable law). However, during any such Extension Period, or at any time the Series D Debentures are outstanding if the Company is in default under the Guarantee or with respect to payments due on any Junior Subordinated Debentures, the Company shall not declare or pay any dividend or distribution (other than a dividend or distribution in Common Stock of the Company) on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, redeem any indebtedness that is pari passu with the Series D Debentures, or make any guarantee payments with respect to the foregoing. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof shall not exceed 20 consecutive quarterly periods at any one time or extend beyond the maturity date of the Series D Debentures. Any extension period with respect to payment of interest on the Series D Debentures, other Junior Subordinated Debentures, other Debt Securities or on any similar securities will apply to all such securities and will also apply to distributions with respect to the Capital Securities and all other securities with terms substantially the same as the Capital Securities. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period, subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company will give TU Electric Capital and the Debenture Trustee notice of its election of an Extension Period prior to one Business Day prior to the record date for the distribution which would occur but for such election and will cause TU Electric Capital to send notice of such election to the Holders of Capital Securities.

        REDEMPTION

        The Series D Debentures are redeemable prior to maturity at the option of the Company (i) on or after February 1, 2002, in whole at any time or in part from time to time or (ii) at any time, in certain circumstances as described under CERTAIN TERMS OF THE CAPITAL SECURITIES -- "Right to Redeem upon a Tax Event," in whole (but not in part) within 90 days following the occurrence of a Tax Event in each case at a price equal to 100% of the principal amount of Series D Debentures being redeemed plus accrued and unpaid interest thereon to the Redemption Date. The proceeds of any such redemption will be used by TU Electric Capital to redeem the Trust Securities.


                CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following summary describes certain United States federal income tax consequences of the ownership of Capital Securities as of the date hereof and represents the opinion of Reid & Priest LLP, counsel to the Company, insofar as it relates to matters of law or legal conclusions. Except where noted, it deals only with Capital Securities held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, persons holding Capital Securities as a part of a hedging or conversion transaction or a straddle, United States Holders (as defined herein) whose "functional currency" is not the U.S. dollar, or persons who are not United States Holders. In addition, this discussion does not address the tax consequences to persons who purchase Capital Securities other than pursuant to their initial issuance and distribution. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (Code), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below.

        PROSPECTIVE PURCHASERS OF CAPITAL SECURITIES, INCLUDING PERSONS WHO ARE NOT UNITED STATES HOLDERS AND PERSONS WHO PURCHASE CAPITAL SECURITIES IN

     THE SECONDARY MARKET, ARE ADVISED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF CAPITAL SECURITIES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.

        UNITED STATES HOLDERS

        As used herein, a "United States Holder" means a Holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

        CLASSIFICATION OF TU ELECTRIC CAPITAL

        Reid & Priest LLP, tax counsel to the Company and TU Electric Capital, is of the opinion that, under current law and assuming full compliance with the terms of the Indenture and the instruments establishing TU Electric Capital (and certain other documents), TU Electric Capital will be classified as a "grantor trust" for federal income tax purposes and will not be classified as an association taxable as a corporation. Each Holder will be treated as owning an undivided beneficial interest in the Series D Debentures. Investors should be aware that the opinion of Reid & Priest LLP does not address any other issue and is not binding on the Internal Revenue Service or the courts.

        CLASSIFICATION OF THE SERIES D DEBENTURES

        Based on the advice of Reid & Priest LLP, the Company believes and intends to take the position that the Series D Debentures will constitute indebtedness for United States federal income tax purposes. No assurance can be given that such position will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge will not be successful. By purchasing and accepting Capital Securities, each Holder covenants to treat the Series D Debentures as indebtedness and the Capital Securities as evidence of an indirect beneficial ownership in the Series D Debentures. The remainder of this discussion assumes that the Series D Debentures will be classified as indebtedness of the Company for United States federal income tax purposes.

        POSSIBLE TAX LAW CHANGES

        On March 19, 1996, the Revenue Reconciliation Bill of 1996 (Bill), the revenue portion of President Clinton's budget proposal, was released. The Bill would, among other things, generally treat as equity an instrument, issued by a corporation, that has a maximum term of more than 20 years and that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. The above described provision was proposed to be effective generally for instruments issued on or after December 7, 1995. If such provision were to apply to the Series D Debentures, the Company would be unable to deduct interest on the Series D Debentures. However, on March 29, 1996, the Chairmen of the Senate Finance and House Ways and Means Committees issued a joint statement to the effect that it was their intention that the effective date of the President's legislative proposals, if adopted, would be no earlier than the date of the appropriate Congressional action. The 104th Congress adjourned without any such action having been taken. There can be no assurance, however, that future legislative proposals or final legislation will not affect the ability of the Company to deduct interest on the Series D Debentures. If legislation were enacted that limited, in whole or in part, the deductibility by the Company of interest on the Series D Debentures for United Stated federal income tax purposes, such enactment could give rise to a Tax Event. A Tax Event would permit the Company to cause a redemption of the Capital Securities, as described more fully under DESCRIPTION OF THE CAPITAL SECURITIES -- "Right to Redeem upon a Tax Event" herein.

        PAYMENTS OF INTEREST

        Except as set forth below, stated interest on a Series D Debenture will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes.

        ORIGINAL ISSUE DISCOUNT

        Under the income tax regulations that recently became effective, the Company believes that the Series D Debentures will not be treated as issued with OID. It should be noted that these regulations have not yet been addressed in any rulings or other interpretations by the IRS. Accordingly, it is possible that the IRS could take a position contrary to the interpretation described herein.

        Under the Indenture, the Company has the right to defer the payment of interest on the Series D Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided, however, that no Extension Period may extend beyond the Stated Maturity (as defined in the Indenture) of the Series D Debentures. Should the Company exercise its rights to defer payments of interest, the Series D Debentures would at that time be treated as issued with OID for so long as they remained outstanding. As a result, all United States Holders would, in effect, be required to accrue interest income even if such United States Holders are on a cash method of accounting. Consequently, in the event that the payment of interest is deferred, a United States Holder could be required to include OID in income on an economic accrual basis, notwithstanding that the Company will not make any interest payments during such period on the Series D Debentures.

        RECEIPT OF SERIES D DEBENTURES OR CASH UPON LIQUIDATION OF TU ELECTRIC CAPITAL

        As described under the caption DESCRIPTION OF THE CAPITAL SECURITIES -- "Distribution of the Series D Debentures," Series D Debentures may be distributed to Holders of Capital Securities in exchange for the Capital Securities upon liquidation of TU Electric Capital. Under current law, for United States federal income tax purposes, such a distribution would be treated as a non-taxable event to each United States Holder, and each United States Holder would receive an aggregate tax basis in the Series D Debentures equal to such Holder's aggregate tax basis in its Capital Securities. A United States Holder's holding period for the Series D Debentures received in liquidation of TU Electric Capital would include the period during which such Holder held the Capital Securities.

        Under certain circumstances, as described under the caption DESCRIPTION OF THE CAPITAL SECURITIES -- "Redemption of Capital Securities," the Series D Debentures may be redeemed for cash and the proceeds of such redemption distributed to Holders of Capital Securities in redemption of the Capital Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the Capital Securities, and a Holder would recognize gain or loss as if such Holder had sold such redeemed Capital Securities. See "Sale, Exchange and Redemption of the Capital Securities."

        SALE, EXCHANGE AND REDEMPTION OF THE CAPITAL SECURITIES

        Upon the sale, exchange or redemption of Capital Securities, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or redemption and such Holder's adjusted tax basis in the Capital Securities. A United States Holder's adjusted tax basis will, in general, unless the Company has deferred payments of interest on the Series D Debentures, be the issue price of the Capital Securities. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or redemption, the Capital Securities have been held for more than one year. Under current law, deductibility of capital losses is subject to limitations.

        INFORMATION REPORTING AND BACKUP WITHHOLDING

        Subject to the qualification discussed below, income on the Capital Securities will be reported to Holders on Forms 1099, which should be mailed to such Holders by January 31 following each calendar year.

        TU Electric Capital will report annually to Cede & Co., as holder of record of the Capital Securities, the interest income paid or OID accrued during the year with respect to the Series D Debentures. TU Electric Capital currently intends to report such information on Form 1099 prior to January 31 following each calendar year. The Underwriters have indicated to TU Electric Capital that, to the extent that they hold Capital Securities as nominees for beneficial holders, they currently expect to report the interest income paid or OID accrued during the calendar year on such Capital Securities to such beneficial holders on Forms 1099 by January 31 following each calendar year. Under current law, holders of Capital Securities who hold as nominees for beneficial holders will not have any obligation to report information regarding the beneficial holders to TU Electric Capital. TU Electric Capital, moreover, will not have any obligation to report to beneficial holders who are not also record holders. Thus, beneficial holders of Capital Securities who hold their Capital Securities through the Underwriters will receive Forms 1099 reflecting the income on their Capital Securities from such nominee holders rather than from TU Electric Capital.

        Payments made in respect of, and proceeds from the sale of, Capital Securities (or Series D Debentures distributed to holders of Capital Securities) may be subject to "backup" withholding tax of 31% if the holder fails to comply with certain identification requirements, or has previously failed to report in full dividend and interest income, or does not otherwise establish its entitlement to an exemption. Any withheld amounts will be allowed as a refund or a credit against the holder's United States federal income tax liability, provided the required information is provided to the Internal Revenue Service.


                             CERTAIN ERISA CONSIDERATIONS

        Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA) (a Plan), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Capital Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

        Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also Plans), from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code (Parties in Interest) with respect to such Plan. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(5) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code; governmental plans may be subject to similar provisions under applicable state laws.

        Under a regulation (Plan Assets Regulation) issued by the U.S. Department of Labor (DOL), the assets of TU Electric Capital would be deemed to be "plan assets" of a Plan for purposes of ERISA and Section 4975 of the Code if "plan assets" of the Plan were used to acquire an equity interest in TU Electric Capital and no exception were applicable under the Plan Assets Regulation. An "equity interest" is defined under the Plan Assets Regulation as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features and specifically includes a beneficial interest in a trust.

        Pursuant to an exception contained in the Plan Assets Regulation, the assets of TU Electric Capital would not be deemed to be "plan assets" of investing Plans if, immediately after the most recent acquisition of any equity interest in TU Electric Capital, less than 25% of the value of each class of equity interests in TU Electric Capital were held by Plans, other employee benefit plans not subject to ERISA or Section 4975 of the Code (such as governmental, church and foreign plans), and entities holding assets deemed to be "plan assets" of any Plan (collectively, Benefit Plan Investors), or if the Capital Securities were "publicly-offered securities" for purposes of the Plan Assets Regulation. No assurance can be given that the value of the Capital Securities held by Benefit Plan Investors will be less than 25% of the total value of such Capital Securities at the completion of the initial offering or thereafter, and no monitoring or other measures will be taken with respect to the satisfaction of the conditions of this exception. In addition, no assurance can be given that the Capital Securities would be considered to be "publicly-offered securities" under the Plan Assets Regulation. All of the Common Securities will be purchased and held by the Company.

        Certain transactions involving TU Electric Capital could be deemed to constitute direct or indirect prohibited transactions under ERISA and
     Section 4975 of the Code with respect to a Plan if the Capital Securities were acquired with "plan assets" of such Plan and the assets of TU Electric Capital were deemed to be "plan assets" of Plans investing in TU Electric Capital. For example, if the Company were a Party in Interest with respect to a Plan (either directly or indirectly), extensions of credit between the Company and TU Electric Capital (as represented by the Series D Debentures and the Guarantee) would likely be prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code, unless exemptive relief were available under an applicable administrative exemption (see below). In addition, if the Company were considered to be a fiduciary with respect to TU Electric Capital as a result of certain powers it holds (such as the powers to remove and replace the Property Trustee and the Administrative Trustees), certain operations of TU Electric Capital, including the optional redemption or acceleration of the Series D Debentures, could be considered to be prohibited transactions under Section 406(b) of ERISA and
     Section 4975(c)(1)(E) of the Code. In order to avoid such prohibited transactions, each investing plan, by purchasing Capital Securities, will be deemed to have directed TU Electric Capital to invest in the Series D Debentures and to have appointed the Property Trustee.

        The DOL has issued five prohibited transaction class exemptions (PTCEs) that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Capital Securities if assets of TU Electric Capital were deemed to be "plan assets" of Plans investing in TU Electric Capital as described above.
     Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

        Because the Capital Securities may be deemed to be equity interests in TU Electric Capital for purposes of applying ERISA and Section 4975 of the Code, the Capital Securities may not be purchased and should not be held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a Plan Asset Entity) or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption. Any purchaser or Holder of Capital Securities or any interest therein will be deemed to have represented by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan, or (b) is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 86-14 or another applicable exemption with respect to such purchase or holding. If a purchaser of the Capital Securities that is a Plan or a Plan Asset Entity elects to rely on an exemption other than PTCE 96-23, 95-60, 91-38, 90-1 or 84-14, the Company and TU Electric Capital may require a satisfactory opinion of counsel or other evidence with respect to the availability of such exemption for such purchase and holding.

        Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Capital Securities on behalf of or with "plan assets" of any Plan consult with their counsel regarding the potential consequences if the assets of TU Electric Capital were deemed to be "plan assets" and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or any other applicable exemption.

                                     UNDERWRITING

          Subject to the terms and conditions of the Underwriting Agreement, the Company and TU Electric Capital have agreed that TU Electric Capital will issue and sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase from TU Electric Capital, the respective number of Capital Securities set forth opposite its name below:

                                                     Number of
                                                      Capital
                             Underwriters           Securities
                             ------------          ------------

                     Goldman, Sachs & Co.  . . .     25,000

                     Merrill Lynch, Pierce,
                       Fenner & Smith
                       Incorporated  . . . . . .     25,000

                     Morgan Stanley & Co.
                       Incorporated  . . . . . .     25,000

                     Salomon Brothers Inc  . . .     25,000
                                                  ---------


                     Total . . . . . . . . . . .    100,000


        Subject to the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all the Capital Securities offered hereby, if any are taken. In the event of a default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

        The Underwriters propose to offer the Capital Securities in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities dealers at such price less a concession of $.60 per Capital Security. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $.25 per Capital Security to certain brokers and dealers. After the Capital Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

        In view of the fact that the proceeds of the sale of the Capital Securities will be used to purchase the Series D Debentures, the Underwriting Agreement provides that the Company will pay as compensation, for the Underwriters' arranging the investment therein of such proceeds, an amount of $10.00 per Capital Security for the accounts of the several Underwriters.

        Because the National Association of Securities Dealers, Inc. (NASD) is expected to view the Capital Securities offered hereby as interests in a direct participation program, the offering must be made in compliance with Rule 2810 of the NASD's Conduct Rules (Rule 2810). Offers and sales of Capital Securities will be made only to (i) "qualified institutional buyers", as defined in Rule 144A under the Securities Act of 1933, as amended (Act); (ii) institutional "accredited investors", as defined in Rule 501(a)(1)-(3) of Regulation D under the Act or (iii) individual investors for whom an investment in non-convertible investment grade preferred securities is appropriate. Under Rule 2810, the Underwriters may not confirm sales to any accounts over which they exercise discretionary authority without the prior written approval of the transaction by the customer.

        Prior to this offering, there has been no public market for the Capital Securities. The Underwriters have advised the Company that they intend to make a market in the Capital Securities, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Capital Securities.

        The Company and TU Electric Capital have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the 1933 Act.

        Certain of the Underwriters engage in transactions with, and from time to time have performed services for, the Company in the ordinary course of business.

                                       EXPERTS

        The financial statements and financial statement schedules included in the 1995 10-K, incorporated herein by reference, have been audited by Deloitte & Touche LLP, Independent Auditors, as stated in their report included in such 1995 10-K, and have been incorporated by reference herein in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

        With respect to the unaudited interim financial information included in the Company's Quarterly Reports on Form 10-Q incorporated herein by reference, Deloitte & Touche LLP has applied limited procedures in accordance with professional standards for reviews of such information. However, as stated in any of their reports that are included in the Company's Quarterly Reports on Form 10-Q, incorporated herein by reference, they did not audit and they do not express an opinion on that interim financial information. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the 1933 Act for any of its reports on such unaudited interim financial information because those reports are not "reports" or a "part" of the Registration Statement filed under the 1933 Act with respect to the Securities prepared or certified by an accountant within the meaning of Sections 7 and 11 of the 1933 Act.

        The statements made in the Company's 1995 10-K under Part I, Item 1 -- Business-Regulation and Rates and Environmental Matters, incorporated herein by reference, have been reviewed by Worsham, Forsythe & Wooldridge, L.L.P., Dallas, Texas, General Counsel for the Company. All of such statements are set forth or incorporated by reference herein in reliance upon the opinion of that firm given upon their authority as experts. At December 31, 1996, members of the firm of Worsham, Forsythe & Wooldridge, L.L.P. owned approximately 45,100 shares of the common stock of Texas Utilities Company, of which the Company is the principal subsidiary.

                                       LEGALITY

        Certain matters of Delaware law relating to the validity of the Capital Securities, the enforceability of the TU Electric Capital Agreement and the creation of TU Electric Capital are being passed upon by Richards, Layton & Finger, Special Delaware counsel for the Company and TU Electric Capital. Statements as to United States federal income taxation under CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES herein have been passed upon for the Company and TU Electric Capital by Reid & Priest LLP, New York, New York, of counsel to the Company. The legality of the other securities offered hereby will be passed upon for the Company and TU Electric Capital by Worsham, Forsythe & Wooldridge, L.L.P. and by Reid & Priest LLP, and for the Underwriters by Winthrop, Stimson, Putnam & Roberts, New York, New York. However, all matters pertaining to incorporation of the Company and all other matters of Texas law will be passed upon only by Worsham, Forsythe & Wooldridge, L.L.P.

     PROSPECTUS

                                     $500,000,000

                                TU ELECTRIC CAPITAL IV

                                TU ELECTRIC CAPITAL V

                                      SECURITIES

             FULLY AND UNCONDITIONALLY GUARANTEED AS SET FORTH HEREIN BY

                           TEXAS UTILITIES ELECTRIC COMPANY


        TU Electric Capital IV and TU Electric Capital V (together, the Trusts and each, individually, a Trust), statutory business trusts formed under the laws of the State of Delaware, may each offer, from time to time, securities representing undivided beneficial interests in the assets of the respective Trust (Securities). The payment of periodic cash distributions (Distributions) with respect to Securities of each Trust out of moneys held by each Trust, and payment on liquidation, redemption or otherwise with respect to such Securities, will be guaranteed by Texas Utilities Electric Company (Company) to the extent described herein (each, a Guarantee). See DESCRIPTION OF THE GUARANTEES herein. The Company's obligations under the Guarantees are subordinate and junior in right of payment to all other liabilities of the Company. Each Trust exists for the sole purpose of issuing the undivided common beneficial interests in its assets (Common Securities) and the Securities with respect to such Trust (together, the Trust Securities) and investing the proceeds thereof in a series of Junior Subordinated Debentures issued by the Company (Junior Subordinated Debentures) in an aggregate principal amount equal to the aggregate liquidation preference of Trust Securities of such Trust. The Junior Subordinated Debentures purchased by a Trust may subsequently be distributed pro rata to registered owners (Holders) of Securities and Common Securities in connection with the dissolution of such Trust upon the occurrence of certain events as may be described in an accompanying Prospectus Supplement.

        Specific terms of the Securities of any Trust in respect of which this prospectus (Prospectus) is being delivered (Offered Securities) and the terms of the related Junior Subordinated Debentures held by such Trust will be set forth in a Prospectus Supplement with respect to such Securities. The applicable Prospectus Supplement will describe, without limitation and where applicable or additional to the terms described in this Prospectus, the following: the designation, number of securities, liquidation amount per security, initial public offering price, any listing on a securities exchange, distribution rate (or method of calculation thereof), dates on which distributions shall be payable and dates from which distributions shall accrue, voting rights, terms for any conversion or exchange into other securities, any redemption, exchange or sinking fund provisions, any other rights, preferences, privileges, limitations or restrictions relating to the Offered Securities and the terms upon which the proceeds of the sale of the Offered Securities shall be used to purchase a specific series of Junior Subordinated Debentures of the Company.

        The Securities may be offered in amounts, at prices and on terms to be determined at the time of offering; provided, however, that the aggregate initial public offering price of all Securities shall not exceed $500,000,000. The Prospectus Supplement relating to any series of Offered Securities will contain information concerning certain United States federal income tax considerations, if applicable to the Offered Securities.

        Each of the Trusts may sell the Securities directly, through agents designated from time to time, or through underwriters or dealers. See PLAN OF DISTRIBUTION. If any agents of the Company and/or either Trust or any underwriters or dealers are involved in the sale of the Securities, the names of such agents, underwriters or dealers and any applicable commissions and discounts will be set forth in any related Prospectus Supplement.

        This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                                   _______________


            THESE  SECURITIES  HAVE  NOT  BEEN  APPROVED  OR  DISAPPROVED
              BY THE SECURITIES AND EXCHANGE COMMISSION OR BY  ANY STATE
              SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                COMMISSION OR  ANY STATE SECURITIES  COMMISSION PASSED
                 UPON THE ACCURACY  OR ADEQUACY OF  THIS  PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY IS A
                                  CRIMINAL OFFENSE.
                                   _______________


                   The date of this Prospectus is January 22, 1997.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by the Company with the Securities and Exchange Commission (Commission) pursuant to the Securities Exchange Act of 1934, as amended (1934 Act), are incorporated herein by reference:

          1. Annual Report on Form 10-K for the year ended December 31, 1995 (1995 10-K).

          2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.

        All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. The documents which are incorporated by reference in this Prospectus are sometimes hereinafter referred to as the "Incorporated Documents."

        Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO JAMES
     H. SCOTT, SECRETARY, TEXAS UTILITIES ELECTRIC COMPANY, 1601 BRYAN STREET, DALLAS, TEXAS 75201, TELEPHONE NUMBER (214) 812-4600.

                                AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the 1934 Act and in accordance therewith files reports and other information with the Commission. Such reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports and other information filed by the Company. Certain depositary shares representing shares of cumulative preferred stock of the Company and preferred securities of trusts organized by the Company are listed on the New York Stock Exchange (NYSE), where reports and other information concerning the Company may be inspected.

        Securityholders of the Company may obtain, upon request, copies of an Annual Report on Form 10-K containing financial statements as of the end of the most recent fiscal year audited and reported upon (with an opinion expressed) by independent auditors.

        No separate financial statements of either Trust are included herein. The Company considers that such financial statements would not be material to Holders of the Securities because the Company is a reporting company under the Exchange Act and neither Trust has any independent operations, but each exists for the sole purpose of issuing the Trust Securities and holding Junior Subordinated Debentures as trust assets.

        Each Trust intends not to file separate reports under the 1934 Act but must apply for and be granted relief by the Commission to avoid the requirement to file such reports.

                                     THE COMPANY

          The Company was incorporated under the laws of the State of Texas in 1982 and has perpetual existence under the provisions of the Texas Business Corporation Act. The Company is an electric utility engaged in the generation, purchase, transmission, distribution and sale of electric energy wholly within the State of Texas. The principal executive offices of the Company are located at Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201; the telephone number is (214) 812-4600.

          The Company is the principal subsidiary of Texas Utilities Company (Texas Utilities). The other electric utility subsidiaries of Texas Utilities are Southwestern Electric Service Company, which is engaged in the purchase, transmission, distribution and sale of electric energy in ten counties in the eastern and central parts of Texas with a population estimated at 125,000, and Texas Utilities Australia Pty. Ltd., owner of Eastern Energy Ltd., which is engaged in the purchase, distribution and sale of electric energy in the eastern half of the State of Victoria, Australia, to approximately 470,000 customers. Texas Utilities also has three other subsidiaries which perform specialized functions within the Texas Utilities Company System: Texas Utilities Fuel Company owns a natural gas pipeline system, acquires, stores and delivers fuel gas and provides other fuel services at cost for the generation of electric energy by the Company; Texas Utilities Mining Company owns, leases and operates fuel production facilities for the surface mining and recovery of lignite at cost for use at the Company's generating stations; and Texas Utilities Services Inc. provides financial, accounting, information technology, personnel, procurement and other administrative services at cost. In April 1996, Texas Utilities announced that it had entered into a merger agreement with Dallas-based ENSERCH Corporation (ENSERCH). Under the terms of the agreement, Lone Star Gas Company and Lone Star Pipeline Company, the local distribution and pipeline divisions of ENSERCH, and other businesses, excluding Enserch Exploration Inc., a subsidiary of ENSERCH, will be acquired by a new holding company, which will be named Texas Utilities Company and will own all of the common stock of ENSERCH and Texas Utilities.

          The Company's service area covers the north central, eastern and western parts of Texas, with a population estimated at 5,820,000 - about one-third of the population of Texas. Electric service is provided in 91 counties and 372 incorporated municipalities, including Dallas, Fort Worth, Arlington, Irving, Plano, Waco, Mesquite, Grand Prairie, Wichita Falls, Odessa, Midland, Carrollton, Tyler, Richardson and Killeen. The area is a diversified commercial and industrial center with substantial banking, insurance, communications, electronics, aerospace, petrochemical and specialized steel manufacturing, and automotive and aircraft assembly. The territory served includes major portions of the oil and gas fields in the Permian Basin and East Texas, as well as substantial farming and ranching sections of the State. It also includes the Dallas-Fort Worth International Airport and the Alliance Airport.

                                      THE TRUSTS

          Each Trust is a statutory business trust created under Delaware law pursuant to (i) a trust agreement executed by the Company, as depositor for such Trust, The Bank of New York as the Property Trustee (Property Trustee) and The Bank of New York (Delaware) as the Delaware Trustee (Delaware Trustee) and a certain individual who is an employee of the Company or one of its affiliates as Administrative Trustee (such person and all other such persons so appointed with respect to each Trust, hereinafter the Administrative Trustees) and (ii) the filing of a certificate of trust with the Delaware Secretary of State of such trust. Each such trust agreement will be amended and restated in its entirety (as so amended and restated, a Trust Agreement) substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Each Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939 (Trust Indenture Act). Each Trust exists for the exclusive purposes of (i) issuing Trust Securities representing undivided beneficial interests in the assets of such Trust, (ii) holding the Junior Subordinated Debentures as trust assets and (iii) engaging in only those other activities necessary or incidental thereto. All of the Common Securities of each Trust will be owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Securities, except that upon the occurrence and continuance of a default under a Trust Agreement, the rights of the Holder of its Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the Holders of the Securities of such Trust. The Company will acquire Common Securities having an aggregate liquidation preference amount equal to at least 3% of the total capital of each Trust. Each Trust has a term of approximately 40 years, but may terminate earlier as provided in the related Trust Agreement. Each Trust's business and affairs will be conducted by the Administrative Trustees of such Trust. The office of the Delaware Trustee in the State of Delaware is White Clay Center, Route 273, Newark, Delaware 19711. The principal place of business of each Trust is c/o Texas Utilities Electric Company, Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201.

          The Company has organized trusts similar to the Trust for the purpose of issuing securities similar to the Securities and may organize other such trusts in the future.

                                   USE OF PROCEEDS

        The proceeds to be received by the Trusts from the sale of the Securities will be used to purchase Junior Subordinated Debentures of the Company. The proceeds of such purchase will be used by the Company for general corporate purposes, which may include the acquisition of outstanding securities of the Company.

                            DESCRIPTION OF THE SECURITIES

        Pursuant to the terms of the Trust Agreement for each Trust, the Administrative Trustees on behalf of such Trust will issue Securities and Common Securities. The Securities issued by either Trust will represent undivided beneficial interests in the assets of such Trust and will entitle the Holders thereof to a preference over the Common Securities of such Trust in certain circumstances with respect to distributions and amounts payable on redemption or liquidation, as well as other benefits as described in the related Trust Agreement. Each Trust Agreement will be qualified as an indenture under the Trust Indenture Act, and the forms of each have been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The following summaries of certain provisions of the Trust Agreements do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the related Trust Agreement, including the definitions therein of certain terms, and by reference to the Trust Indenture Act. Wherever particular sections or defined terms of a Trust Agreement are referred to, such sections or defined terms are incorporated herein by reference.

        GENERAL

        The terms of the Common Securities issued by a Trust will be substantially identical to the terms of the Securities issued by such trust and the Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Securities except that, upon an event of default under the Trust Agreement, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Securities. Except in certain limited circumstances, the Common Securities will also carry the right to vote to appoint, remove or replace any of the Trustees of the related Trust. All of the Common Securities of each Trust will be owned by the Company.

        Junior Subordinated Debentures in an aggregate principal amount equal to the aggregate liquidation amount of the Securities of such Trust will be held by the Property Trustee in trust for the benefit of the Holders of the Trust Securities. (Section 2.09). The aggregate of the following rights and obligations with respect to the Securities of each Trust constitute a full and unconditional guarantee by the Company of payments due on the Securities of such Trust: the obligations of the Company under the related Junior Subordinated Debentures to pay principal and interest, the obligations of the Company under the Junior Subordinated Debentures and pursuant to the Trust Agreement to pay amounts equal to all expenses of each Trust, the obligations of the Company under the related Guarantee and the rights of the Holders of Securities to directly enforce the Company's obligations with respect to the Junior Subordinated Debentures. See DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES - "Additional Interest" and DESCRIPTION OF THE GUARANTEES - "Events of Default."

        DISTRIBUTIONS

        It is anticipated that the income of each Trust available for distribution to the Holders of the Securities will be limited to payments on the Junior Subordinated Debentures which such Trust will purchase with the proceeds of the Securities and the Common Securities. See DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES. If the Company does not make interest payments on the Junior Subordinated Debentures held by a Trust, the Property Trustee will not have funds available to pay distributions on the Securities. The payment of distributions (if and to the extent such Trust has sufficient funds available for the payment of such distributions) is guaranteed on a limited basis by the Company as set forth herein under DESCRIPTION OF THE GUARANTEE.

        If so provided in the applicable Prospectus Supplement and subject to the terms and conditions specified therein, the Company has the right under the indenture dated as of December 1, 1995, between the Company and The Bank of New York, as trustee, pursuant to which it will issue the Junior Subordinated Debentures (Indenture) to extend the interest payment period from time to time on the Junior Subordinated Debentures for one or more periods (each an Extension Period), with the consequence that distributions on the Securities would be deferred (but would continue to accrue with interest payable on unpaid distributions at a specified rate) by the relevant Trust during any such Extension Period. In the event that the Company exercises this right, during such period, or during any period in which the Company is in default under a Guarantee or with respect to payments on the Junior Subordinated Debentures, the Company may not declare or pay any dividend or distribution on (other than dividends paid in shares of Common Stock of the Company), or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or make any guarantee payments with respect to the foregoing or redeem any indebtedness that is pari passu with the Junior Subordinated Debentures. Any Extension Period with respect to payment of interest on the Junior Subordinated Debentures, or any extended interest payment period in respect of other securities issued under the Indenture (Debt Securities) or on any similar securities will apply to all such securities and will also apply to distributions with respect to the Securities and all other securities with terms substantially the same as the Securities. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters or extend beyond the maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new extended interest payment period, subject to the foregoing requirements. See DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES - "Interest" and "Option to Extend Interest Payment Period." The Holders of Securities do not have a right to appoint a special representative in the event that the Company defers interest on the Junior Subordinated Debentures.

        REDEMPTION OF SECURITIES

        Upon the repayment of the Junior Subordinated Debentures, whether at maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment shall be applied by the Property Trustee to redeem a Like Amount (as defined herein) of Trust Securities, upon not less than 30 nor more than 60 days' notice, at the Redemption Price plus accrued and unpaid distributions. See DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES - "Optional Redemption."

        Like Amount means (i) with respect to a redemption of Trust Securities, Securities and Common Securities, each in amounts having a liquidation value equal to the proportion all such securities have to the liquidation value of all the Trust Securities, together having an aggregate liquidation value equal to the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture, the proceeds of which are to be used to pay the Redemption Price plus accrued and unpaid distributions of such Trust Securities and (ii) with respect to a distribution of Junior Subordinated Debentures to Holders of Trust Securities in connection with the bankruptcy, termination or liquidation of a Trust, Junior Subordinated Debentures having a principal amount equal to the liquidation value of the Trust Securities of the Holders to which such Junior Subordinated Debentures are distributed.

        REDEMPTION PROCEDURES

        The Company may not redeem fewer than all the Junior Subordinated Debentures with respect to a Trust and a Trust may not redeem fewer than all its outstanding Securities unless all accrued and unpaid distributions have been paid on all Securities for all distribution periods terminating on or prior to the date of redemption or if a partial redemption of the Securities would result in the delisting of the Securities by any national securities exchange on which the Securities are then listed.

        Securities redeemed on each redemption date shall be redeemed at the Redemption Price plus accrued and unpaid distributions with the proceeds from the contemporaneous redemption of Junior Subordinated Debentures. Redemptions of the Securities shall be made and the Redemption Price plus accrued and unpaid distributions shall be deemed payable on each date selected for redemption (Redemption Date) only to the extent that the relevant Trust has funds available for the payment of such Redemption Price plus accrued and unpaid distributions. (Section 4.02(c)). See also "Subordination of Common Securities."

        If a Trust gives a notice of redemption in respect of Securities (which notice will be irrevocable), then, on or before the Redemption Date, such Trust will irrevocably deposit with the paying agent for the Securities funds sufficient to pay the applicable Redemption Price plus accrued and unpaid distributions and will give such paying agent irrevocable instructions and authority to pay the Redemption Price plus accrued and unpaid distributions to the Holders thereof upon surrender of their certificates evidencing Securities. Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any Securities called for redemption shall be payable to the Holders of such Securities on the relevant record dates for the related distribution payment dates. If notice of redemption shall have been given and funds deposited as required, then on the Redemption Date, all rights of Holders of such Securities so called for redemption will cease, except the right of the Holders of such Securities to receive the Redemption Price plus accrued and unpaid distributions, but without interest thereon, and such Securities will cease to be outstanding. In the event that any date fixed for redemption of Securities is not a Business Day, then payment of the amount payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay). In the event that payment of the Redemption Price plus accrued and unpaid distributions in respect of Securities called for redemption is improperly withheld or refused and not paid either by such Trust or by the Company pursuant to the Guarantee described herein under DESCRIPTION OF THE GUARANTEE, distributions on such Securities will continue to accrue at the then applicable rate, from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price plus accrued and unpaid distributions.

        Subject to applicable law (including, without limitation, United States federal securities law), the Company may at any time and from time to time purchase outstanding Securities by tender, in the open market or by private agreement.

        If less than all the Trust Securities are to be redeemed on a Redemption Date, then the aggregate liquidation preference of such securities to be redeemed shall be allocated on a pro rata basis to the Common Securities and the Securities. The particular Securities to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of Securities in liquidation preference amounts equal to the denominations in which they were issued or integral multiples thereof. The Property Trustee shall promptly notify the Security Registrar in writing of the Securities selected for redemption and, in the case of any Securities selected for partial redemption, the liquidation preference amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Securities shall relate, in the case of any Securities redeemed or to be redeemed only in part, to the portion of the liquidation preference amount of Securities that has been or is to be redeemed. (Section 4.02(f)).

        SUBORDINATION OF COMMON SECURITIES

        Payment of distributions on, and the Redemption Price plus accrued and unpaid distributions of, the Trust Securities, shall be made pro rata based on the liquidation preference of the Trust Securities; provided, however, that if on any distribution payment date or Redemption Date an Event of Default (as described below, see "Events of Default; Notice") under the Trust Agreement shall have occurred and be continuing, no payment of any Distribution on, or Redemption Price plus accrued and unpaid distributions of, any Common Security, and no other payment on account of the redemption, liquidation or other acquisition of Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid distributions on all outstanding Securities for all distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price plus accrued and unpaid distributions, the full amount of such Redemption Price plus accrued and unpaid distributions on all outstanding Securities, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full of all distributions on, or Redemption Price plus accrued and unpaid distributions of, Securities then due and payable. (Section 4.03(a)).

        In the case of any Event of Default under the Trust Agreement resulting from an Event of Default under the Indenture, the Holder of Common Securities will be deemed to have waived any such default under the Trust Agreement until the effect of all such defaults with respect to the Securities have been cured, waived or otherwise eliminated. Until any such default under such Trust Agreement with respect to the Securities has been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the Holders of the Securities and not the Holders of the Common Securities, and only Holders of Securities will have the right to direct the Property Trustee to act on their behalf. (Section 4.03(b)).

        LIQUIDATION DISTRIBUTION UPON TERMINATION

        Pursuant to the relevant Trust Agreement, each Trust shall terminate and shall be liquidated by the Property Trustee on the first to occur of: (i) the expiration of the term of such Trust; (ii) the bankruptcy, dissolution or liquidation of the Company; (iii) the redemption of all of the Securities and (iv) at any time, at the election of the Company (Sections
     9.01 and 9.02).

        If an early termination occurs as described in clause (ii) above, a Trust shall be liquidated by the Property Trustee as expeditiously as the Property Trustee determines to be appropriate by adequately providing for the satisfaction of liabilities of creditors, if any, and by distributing to each Holder of Securities and Common Securities a Like Amount of Junior Subordinated Debentures, unless such distribution is determined by the

     Property Trustee not to be practical, in which event such Holders will be entitled to receive, out of the assets of the relevant Trust available for distribution to Holders after adequate provision, as determined by the Property Trustee, has been made for the satisfaction of liabilities of creditors, if any, an amount equal to, in the case of Holders of Securities, the aggregate liquidation preference of the Securities plus accrued and unpaid distributions thereon to the date of payment (such amount being the Liquidation Distribution). If such Liquidation Distribution can be paid only in part because a Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by such Trust on the Securities shall be paid on a pro rata basis. The Company, as Holder of the Common Securities, will be entitled to receive distributions upon any such termination pro rata with the Holders of the Securities, except that if an Event of Default has occurred and is continuing under the Trust Agreement, the Securities shall have a preference over the Common Securities. (Sections 9.04(a) and 9.04(d)).

        EVENTS OF DEFAULT; NOTICE

        Any one of the following events constitutes an Event of Default under the Trust Agreement with respect to a Trust (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

          (i) the occurrence of an Event of Default as defined in Section 801 of the Indenture (see DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES - "Events of Default"); or

          (ii) default by the Trust in the payment of any distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

          (iii) default by the Trust in the payment of any Redemption Price, plus accrued and unpaid distributions, of any Trust Security when it becomes due and payable; or

          (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is specifically dealt with in clause (ii) or
        (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Trust by the Holders of Securities having at least 10% of the total liquidation preference amount of the outstanding Securities a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a Notice of Default thereunder; or

          (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Trust.

        Within ninety Business Days after the occurrence of any default, the Property Trustee shall transmit to the Holders of Trust Securities and the Company notice of any such default actually known to the Property Trustee, unless such default shall have been cured or waived.

        A Holder of Securities may directly institute a proceeding for enforcement of payment to such Holder directly of the principal of or interest on Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation preference amount of the Securities of such Holder on or after the respective due dates specified in the Junior Subordinated Debentures. The Holders of the Securities would not be able to exercise directly any other remedies available to the holder of the Junior Subordinated Debentures unless the Property Trustee or the Debenture Trustee, acting for the benefit of the Property Trustee, fails to do so. See "Voting Rights" and DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES - "Enforcement of Certain Rights by Holders of Securities."

        Unless an Event of Default shall have occurred and be continuing, the Property Trustee may be removed at any time by act of the Holder of the Common Securities. If an Event of Default has occurred and is continuing, the Property Trustee may be removed at such time by act of the Holders of Securities having a majority of the liquidation preference of the Securities. No resignation or removal of the Property Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor Property Trustee in accordance with the provisions of the Trust Agreement. (Section 8.10).

        If an Event of Default described in clause (i) above has not occurred with respect to a Trust solely by reason of the requirement that time lapse or notice be given, and is continuing, the Securities shall have a preference over the Common Securities upon termination of such Trust as described above. See "Liquidation Distribution upon Termination."

        MERGER OR CONSOLIDATION OF THE PROPERTY TRUSTEE OR THE DELAWARE TRUSTEE

        Any entity into which the Property Trustee or the Delaware Trustee with respect to a Trust may be merged or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Property Trustee or the Delaware Trustee shall be a party, or any entity succeeding to all or substantially all the corporate trust business of the Property Trustee or the Delaware Trustee, shall be the successor to the Property Trustee or the Delaware Trustee under the Trust Agreement, provided such entity shall be otherwise qualified and eligible. (Section 8.12).

        VOTING RIGHTS

        Except as described below and under "Amendments to the Trust Agreement," and under DESCRIPTION OF THE GUARANTEES - "Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the Holders of the Securities of either Trust will have no voting rights. (Section 6.01(a)).

        So long as any Junior Subordinated Debentures are held by the Property Trustee with respect to a Trust, the Property Trustee shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or executing any trust or power conferred on the Debenture Trustee with respect to the Junior Subordinated Debentures, (ii) waive any past default which is waivable under Section 813 of the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the Holders of Securities having at least 66 2/3% of the liquidation preference amount of the outstanding Securities; provided, however, that where a consent under the Indenture would require the consent of each Holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each Holder of Securities. The Property Trustee shall not revoke any action previously authorized or approved by a vote of the Holders of the Securities. If the Property Trustee fails to enforce its rights under the Junior Subordinated Debentures or the Trust Agreement, to the fullest extent permitted by law, a Holder of Securities may institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under the Junior Subordinated Debentures or the Trust Agreement without first instituting any legal proceeding against the Property Trustee or any other person or entity. The Property Trustee shall notify all Holders of the Securities of any notice of default received from the Debenture Trustee. In addition to obtaining the foregoing approvals of the Holders of the Securities, prior to taking any of the foregoing actions, the Property Trustee shall receive an opinion of counsel experienced in such matters to the effect that such Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action. (Section 6.01(b)).

        Any required approval of Holders of Securities of a Trust may be given at a separate meeting of Holders of Securities convened for such purpose or pursuant to written consent. The Administrative Trustees will cause a notice of any meeting at which Holders of Securities are entitled to vote, or of any matter upon which action by written consent of such Holders is to be taken, to be given to each Holder of Securities in the manner set forth in the Trust Agreement. (Section 6.02).

        No vote or consent of the Holders of Securities will be required for a Trust to redeem and cancel Securities in accordance with the Trust Agreement.

        Notwithstanding that Holders of Securities are entitled to vote or consent under any of the circumstances described above, any of the Securities that are owned by the Company, any Trustee or any affiliate of the Company or any Trustee, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

        Holders of the Securities will have no rights to appoint or remove the Administrative Trustees of the related Trust, who may be appointed, removed or replaced solely by the Company as the Holder of the Common Securities.

        AMENDMENTS

        Each Trust Agreement may be amended from time to time by the related Trust (on approval of a majority of the Administrative Trustees) and the Company, without the consent of any Holders of Trust Securities, (i) to cure any ambiguity, correct or supplement any provision herein or therein which may be inconsistent with any other provision herein or therein, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which shall not be inconsistent with the other provisions of the Trust Agreement, provided, however, that any such amendment shall not adversely affect in any material respect the interests of any Holder of Trust Securities or (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that such Trust will not be classified for United States federal income tax purposes as an association taxable as a corporation at any time that any Trust Securities are outstanding or to ensure such Trust's exemption from the status of an "investment company" under the Investment Company Act of 1940, as amended; provided, however, that, except in the case of clause (ii), such action shall not adversely affect in any material respect the interests of any Holder of Trust Securities and, in the case of clause (i), any amendments of the Trust Agreement shall become effective when notice thereof is given to the Holders of Trust Securities.

        Except as provided below, any provision of a Trust Agreement may be amended by the Trustees and the Company with (i) the consent of Holders of the related Trust Securities representing not less than a majority in liquidation preference of such Trust Securities then outstanding and (ii) receipt by the Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Trustees in accordance with such amendment will not cause the related Trust to be classified for federal income tax purposes as an association taxable as a corporation or affect such Trust's exemption from status of an "investment company" under the Investment Company Act of 1940, as amended.

        Without the consent of each affected Holder of Trust Securities, a Trust Agreement may not be amended to (i) change the amount or timing of any distribution with respect to the Trust Securities or otherwise adversely affect the amount of any distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a Holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

        CO-TRUSTEES AND SEPARATE TRUSTEE

        Unless an Event of Default under a Trust Agreement shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property (as defined in the Trust Agreement) may at the time be located, the Holder of the Common Securities and the Property Trustee shall have power to appoint, and upon the written request of the Property Trustee, the Company, as Depositor, shall for such purpose join with the Property Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint one or more persons approved by the Property Trustee either to act as co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity, any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. If the Company, as Depositor, does not join in such appointment within 15 days after the receipt by it of a request so to do, or in case an Event of Default under the Indenture has occurred and is continuing, the Property Trustee alone shall have power to make such appointment. (Section 8.09).

        FORM, EXCHANGE, AND TRANSFER

        At the option of the Holder, subject to the terms of the Trust Agreement, Securities will be exchangeable for other Securities of the same series in any authorized denomination and of like tenor and aggregate liquidation preference.

        Subject to the terms of the Trust Agreement, Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or accompanied by a duly executed instrument of transfer) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. The Company may designate itself the Security Registrar. No service charge will be made for any registration of transfer or exchange of Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company may at any time designate addi-tional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for the Securities.

        Neither Trust will be required to (i) issue, register the transfer of, or exchange any Securities during a period beginning at the opening of business 15 calendar days before the day of mailing of a notice of redemption of any Securities called for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Securities so selected for redemption, in whole or in part, except the unredeemed portion of any such Securities being redeemed in part.

        REGISTRAR AND TRANSFER AGENT

        Texas Utilities Services Inc. will act as registrar and transfer agent for the Securities.

        Registration of transfers of Securities of a Trust will be effected without charge by or on behalf of such Trust, but upon payment (with the giving of such indemnity as such Trust or the Company may require) in respect of any tax or other governmental charges which may be imposed in relation to it.

        CONCERNING THE PROPERTY TRUSTEE

        The Property Trustee is trustee under the Company's Mortgage and Deed of Trust with respect to substantially all the properties of the Company, which secures the Company's first mortgage bonds and acts as trustee under other indentures with respect to Company obligations. The Company maintains deposit accounts and credit and liquidity facilities and conducts other banking transactions with the Property Trustee in the ordinary course of their businesses. The Property Trustee also acts as the Guarantee Trustee under the Guarantee and the Debenture Trustee under the Indenture.

        MISCELLANEOUS

        The Delaware Trustee will act as the resident trustee in the State of Delaware and will have no other significant duties. The Property Trustee will hold the Junior Subordinated Debentures on behalf of the related Trust and will maintain a payment account with respect to the Trust Securities, and will also act as trustee under the Trust Agreement for the purposes of the Trust Indenture Act. See "Events of Default; Notice." The Administrative Trustees of a Trust will administer the day to day operations of the Trust. See "Voting Rights."

        The Administrative Trustees of a Trust are authorized and directed to conduct the affairs of such Trust and to operate such Trust so that the Trust will not be deemed to be an "investment company" required to be registered under the 1940 Act or taxed as a corporation for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the Trust Agreement, that the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the Holders of the Securities.

        Holders of the Securities have no preemptive or similar rights.

                            DESCRIPTION OF THE GUARANTEES

        Set forth below is a summary of information concerning the Guarantees that will be executed and delivered by the Company for the benefit of the Holders from time to time of Securities of each Trust. Each Guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as Guarantee Trustee under each Guarantee for the purposes of compliance with the Trust Indenture Act. The terms of the Guarantee will be those set forth in such Guarantee and those made part of such Guarantee by the Trust Indenture Act. This summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantees, the forms of which are filed as an exhibit to the Registration Statement of which this

     Prospectus forms a part, and the Trust Indenture Act. The Guarantee Trustee will hold the Guarantee for the benefit of the Holders of the Securities.

        GENERAL

        The Company will fully and unconditionally agree, to the extent set forth herein, to pay the Guarantee Payments (as defined herein) in full to the Holders of the Securities (except to the extent paid by or on behalf of the related Trust), as and when due, regardless of any defense, right of set-off or counterclaim that the Company may have or assert. The following payments with respect to the Securities, to the extent not paid by or on behalf of the related Trust (Guarantee Payments), will be subject to the Guarantee (without duplication): (i) any accrued and unpaid distributions required to be paid on the Securities, to the extent such Trust has funds available therefor, (ii) the Redemption Price, plus all accrued and unpaid distributions, with respect to any Securities called for redemption by such Trust, to the extent such Trust has funds available therefor and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of such Trust (other than in connection with the distribution of Debentures to the Holders in exchange for Securities as provided in the respective Trust Agreements or upon a redemption of all of the Securities upon maturity or redemption of the Debentures as provided in the respective Trust Agreements), the lesser of (a) the aggregate of the liquidation preference and all accrued and unpaid distributions on the Securities to the date of payment and (b) the amount of assets of such Trust remaining available for distribution to Holders of Securities in liquidation of such Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the Holders of Securities or by causing such Trust to pay such amounts to such Holders.

        Each Guarantee will be a guarantee with respect to the Securities issued by the related Trust from the time of issuance of the Securities, but will not apply to (i) any payment of distributions if and to the extent that such Trust does not have funds available to make such payments, or (ii) collection of payment. If the Company does not make interest payments on the Junior Subordinated Debentures held by such Trust, the Trust will not have funds available to pay distributions on the Securities. The Guarantee will rank subordinate and junior in right of payment to all liabilities of the Company (except those made pari passu by their terms). See "Status of the Guarantee."

        The Company will enter into agreements to provide funds to each Trust as needed to pay obligations of such Trust to parties other than Holders of Trust Securities (Expense Agreement). The Junior Subordinated Debentures and the Guarantee, together with the obligations of the Company with respect to the Securities under the Indenture, the Trust Agreement, the Guarantee and the Expense Agreement, constitute a full and unconditional guarantee of the Securities by the Company. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee by the Company of the Securities.

        AMENDMENTS AND ASSIGNMENT

        Except with respect to any changes that do not materially adversely affect the rights of Holders of Securities (in which case no vote will be required), the terms of a Guarantee may be changed only with the prior approval of the Holders of Securities having at least 66 2/3% of the liquidation preference amount of the outstanding related Securities. All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the Holders of the Securities then outstanding.

        EVENTS OF DEFAULT

        An event of default under a Guarantee will occur upon the failure of the Company to perform any of its payment obligations thereunder. The Holders of Securities having a majority of the liquidation preference of the related Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

        If the Guarantee Trustee fails to enforce a Guarantee, any Holder of Securities may enforce the Guarantee, institute a legal proceeding directly against the Company to enforce the Guarantee Trustee's rights under such

     Guarantee without first instituting a legal proceeding against the related Trust, the Guarantee Trustee or any other person or entity.

        The Company will be required to provide annually to the Guarantee Trustee a statement as to the performance by the Company of certain of its obligations under the Guarantee and as to any default in such performance.

        The Company will also be required to file annually with the Guarantee Trustee an officer's certificate as to the Company's compliance with all conditions under the Guarantee.

        INFORMATION CONCERNING THE GUARANTEE TRUSTEE

        The Guarantee Trustee, prior to the occurrence of a default by the Company in performance of a Guarantee, has undertaken to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Guarantee at the request of any Holder of Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. See DESCRIPTION OF THE SECURITIES - "Concerning the Property Trustee."

        TERMINATION OF THE GUARANTEES

        Each Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price, plus accrued and unpaid distributions, of all related Securities, the distribution of Junior Subordinated Debentures to Holders of such Securities in exchange for all of the Securities or full payment of the amounts payable upon liquidation of the related Trust. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Holder of Securities must restore payment of any sums paid under the Securities or the Guarantee.

        STATUS OF THE GUARANTEES

        Each Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all liabilities of the Company (except liabilities that may be made pari passu by their terms), (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any affiliate of the Company and (iii) senior to the Company's common stock. Each Trust Agreement provides that each Holder of related Securities by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee.

        The Guarantees will constitute guarantees of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity).

        GOVERNING LAW

        The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

                  DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

        Set forth below is a description of the specific terms of the Junior Subordinated Debentures which each Trust will hold as trust assets. The following description does not purport to be complete and is qualified in its entirety by reference to the description in the Indenture between the Company and the Trustee with respect to the Junior Subordinated Debentures (Debenture Trustee), which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein. Section references used herein are references to provisions of the Indenture unless otherwise noted.

        The Indenture provides for the issuance of debentures (including the Junior Subordinated Debentures), notes or other evidence of indebtedness by the Company (each a Debt Security) in an unlimited amount from time to time. The Junior Subordinated Debentures issued to each Trust will constitute a separate series under the Indenture.

        GENERAL

        The Junior Subordinated Debentures of each series will be limited in aggregate principal amount to the sum of the aggregate liquidation preference amount of the related Securities and the consideration paid by the Company for the Common Securities. The Junior Subordinated Debentures are unsecured, subordinated obligations of the Company which rank junior to all of the Company's Senior Indebtedness. The amounts payable as principal and interest on the Junior Subordinated Debentures of each series will be sufficient to provide for payment of distributions payable on the related Trust Securities.

        If Junior Subordinated Debentures are distributed to Holders of Securities in a termination of a Trust, such Junior Subordinated Debentures will be issued in fully registered certificated form in the denominations and integral multiples thereof in which such Securities have been issued and may be transferred or exchanged at the offices described below.

        Payments of principal and interest on Junior Subordinated Debentures will be payable, the transfer of Junior Subordinated Debenture will be registrable, and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other denominations of a like aggregate principal amount, at the corporate trust office of the Debenture Trustee in The City of New York; provided that payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto and that the payment in full of principal with respect to any Junior Subordinated Debenture will be made only upon surrender of such Junior Subordinated Debenture to the Debenture Trustee.

        OPTIONAL REDEMPTION

        For so long as a Trust is the Holder of all the related outstanding Junior Subordinated Debentures, the proceeds of any optional redemption will be used by the Trust to redeem Securities and Common Securities in accordance with their terms. The Company may not redeem less than all the Junior Subordinated Debentures of a series unless all accrued and unpaid interest (including any Additional Interest) has been paid in full on all outstanding Junior Subordinated Debentures of such series for all interest periods terminating on or prior to the date of redemption.

        Any optional redemption of Junior Subordinated Debentures of a series shall be made upon not less than 30 nor more than 60 days' notice from the Debenture Trustee to the Holders of such Junior Subordinated Debentures, as provided in the Indenture. All notices of redemption shall state the redemption date, the redemption price plus accrued and unpaid interest, if less than all the Junior Subordinated Debentures of a series are to be redeemed, the identification of those to be redeemed and the portion of the principal amount of any Junior Subordinated Debentures to be redeemed in part; that on the redemption date, subject to the Debenture Trustee's receipt of the redemption monies, the redemption price plus accrued and unpaid interest will become due and payable upon each such Junior Subordinated Debenture to be redeemed and that interest thereon will cease to accrue on and after said date; and the place or places where such Debentures are to be surrendered for payment of the redemption price plus accrued and unpaid interest.

        INTEREST

        The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full month, on the basis of the actual number of days elapsed (Section 310). In the event that any date on which interest is payable on a series of the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date the payment was originally payable (Section
     113).

        OPTION TO EXTEND INTEREST PAYMENT PERIOD

        So long as it is not in default in the payment of interest on the Junior Subordinated Debentures of any series, the Company shall have the right under the Indenture to extend the interest payment period from time to time on the Junior Subordinated Debentures of either series to a period not exceeding the period provided in the Prospectus Supplement with respect to the related Securities. At the end of an Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the rate specified for the related Junior Subordinated Debentures, to the extent permitted by applicable law). However, during any such Extension Period, the Company shall not declare or pay any dividend or distribution (other than a dividend or distribution in Common Stock of the Company) on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, redeem any indebtedness that is pari passu with the Junior Subordinated Debentures, or make any guarantee payments with respect to the foregoing. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof shall not exceed the permitted length of an Extension Period for such series at any one time or extend beyond the maturity date of such Junior Subordinated Debentures.
     Any extension period with respect to payment of interest on the Junior Subordinated Debentures, other Debt Securities or on any similar securities will apply to all such securities and will also apply to distributions with respect to the related Securities and all other securities with terms substantially the same as such Securities. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company will give the relevant Trust and the Debenture Trustee notice of its election of an Extension Period prior to the earlier of (i) one Business Day prior to the record date for the distribution which would occur but for such election or (ii) the date the Company is required to give notice to the NYSE or other applicable self-regulatory organization of the record date and will cause such Trust to send notice of such election to the Holders of Securities.

        ADDITIONAL INTEREST

        So long as any Securities of a Trust remain outstanding, if such Trust shall be required to pay, with respect to its income derived from the interest payments on the Junior Subordinated Debentures any amounts for or on account of any taxes, duties, assessments or governmental charges of whatever nature imposed by the United States, or any other taxing authority, then, in any such case, the Company will pay as interest on such Junior Subordinated Debentures such additional interest (Additional Interest) as may be necessary in order that the net amounts received and retained by such Trust after the payment of such taxes, duties, assessments or governmental charges shall result in the Trust's having such funds as it would have had in the absence of the payment of such taxes, duties, assessments or governmental charges.

        DEFEASANCE

        The principal amount of any series of Debt Securities issued under the Indenture will be deemed to have been paid for purposes of the Indenture and the entire indebtedness of the Company in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited with the Debenture Trustee or any paying agent, in trust: (a) money in an amount which will be sufficient, or (b) in the case of a deposit made prior to the maturity of the Junior Subordinated Debentures, Government Obligations (as defined herein), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the Debenture Trustee, will be sufficient, or (c) a combination of (a) and
     (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the Debt Securities of such series that are outstanding. For this purpose, Government Obligations, include direct obligations of, or obligations unconditionally guaranteed by, the United States of America entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof.

        SUBORDINATION

        The Junior Subordinated Debentures will be subordinate and junior in right of payment to all Senior Indebtedness of the Company as provided in the Indenture. No payment of principal of (including redemption and sinking fund payments), or interest on, the Junior Subordinated Debentures may be made (i) upon the occurrence of certain events of bankruptcy, insolvency or reorganization, (ii) if any Senior Indebtedness is not paid when due, (iii) if any other default has occurred pursuant to which the Holders of Senior Indebtedness have accelerated the maturity thereof and with respect to (ii) and (iii), such default has not been cured or waived, or (iv) if the maturity of any series of Debt Securities has been accelerated, because of an event of default with respect thereto, which remains uncured. Upon any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all Senior Indebtedness must be paid in full before the Holders of the Junior Subordinated Debentures are entitled to receive or retain any payment thereon. (Section 1502). Subject to the prior payment of all Senior Indebtedness, the rights of the Holders of the Junior Subordinated Debentures will be subrogated to the rights of the Holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Junior Subordinated Debentures are paid in full. (Section 1504).

        The term Senior Indebtedness is defined in the Indenture to mean all obligations (other than non-recourse obligations and the indebtedness issued under the Indenture) of, or guaranteed or assumed by, the Company for borrowed money, including both senior and subordinated indebtedness for borrowed money (other than the Debt Securities), or for the payment of money relating to any lease which is capitalized on the consolidated balance sheet of the Company and its subsidiaries in accordance with generally accepted accounting principles as in effect from time to time, or evidenced by bonds, debentures, notes or other similar instruments, and in each case, amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations, whether existing as of the date of this Indenture or subsequently incurred by the Company unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with the Junior Subordinated Debentures; provided that the Company's obligations under each Guarantee shall not be deemed to be Senior Indebtedness. (Section 101).

        The Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued. As of September 30, 1996 the Company had approximately $7.0 billion principal amount of indebtedness for borrowed money constituting Senior Indebtedness. In addition, as of September 30, 1996, there were approximately $79.9 million of contingent obligations constituting Senior Indebtedness where there exists a financially viable and unrelated primary obligor and where the risk of loss to Company is, in the opinion of the Company, remote.

        CONSOLIDATION, MERGER, AND SALE OF ASSETS

        Under the terms of the Indenture, the Company may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless (i) the corporation formed by such consolidation or into which the Company is merged or the entity which acquires by conveyance or transfer, or which leases, the property and assets of the Company substantially as an entirety shall be an entity organized and validly existing under the laws of any domestic jurisdiction and such entity expressly assumes the Company's obligations on all Debt Securities and under the Indenture,
     (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and
     (iii) the Company shall have delivered to the Debenture Trustee an Officer's Certificate and an Opinion of Counsel as provided in the Indenture (Section 1101).

        EVENTS OF DEFAULT

        Each of the following will constitute an Event of Default under the Indenture with respect to the Debt Securities of any series: (a) failure to pay any interest on the Debt Securities of such series within 30 days after the same becomes due and payable; (b) failure to pay principal or premium, if any, on the Debt Securities of such series when due and payable; (c) failure to perform, or breach of, any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty of the Company in the Indenture solely for the benefit of one or more series of Debt Securities other than such series) for 60 days after written notice to the Company by the Debenture Trustee, or to the Company and the Debenture Trustee by the Holders of at least 33% in principal amount of the Debt Securities of such series outstanding under the Indenture as provided in the Indenture; (d) the entry by a court having jurisdiction in the premises of (1) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or (2) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition by one or more Persons other than the Company seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official for the Company or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief or any such other decree or order shall have remained unstayed and in effect for a period of 90 consecutive days; and (e) the commencement by the Company of a voluntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in a case or other similar proceeding or to the commencement of any bankruptcy or insolvency case or proceeding against it under any applicable Federal or state law or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the authorization of such action by the Board of Directors (Section 801).

        An Event of Default with respect to the Debt Securities of a particular series may not necessarily constitute an Event of Default with respect to Debt Securities of any other series issued under the Indenture.

        If an Event of Default due to the default in payment of principal of or interest on any series of Debt Securities or due to the default in the performance or breach of any other covenant or warranty of the Company applicable to the Debt Securities of such series but not applicable to all series occurs and is continuing, then either the Debenture Trustee or the Holders of 33% in principal amount of the outstanding Debt Securities of such series may declare the principal of all of the Debt Securities of such series and interest accrued thereon to be due and payable immediately (subject to the subordination provisions of the Indenture). If an Event of Default due to the default in the performance of any other covenants or agreements in the Indenture applicable to all outstanding Debt Securities or due to certain events of bankruptcy, insolvency or reorganization of the Company has occurred and is continuing, either the Debenture Trustee or the Holders of not less than 33% in principal amount of all outstanding Debt Securities, considered as one class, and not the Holders of the Debt Securities of any one of such series may make such declaration of acceleration (subject to the subordination provisions of the Indenture).

        At any time after the declaration of acceleration with respect to the Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event or Events of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

        (a) the Company has paid or deposited with the Debenture Trustee a sum sufficient to pay

          (1)  all overdue interest on all Debt Securities of such series;

          (2) the principal of and premium, if any, on any Debt Securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Debt Securities;

          (3) interest upon overdue interest at the rate or rates prescribed therefor in such Debt Securities, to the extent that payment of such interest is lawful; and

          (4)  all amounts due to the Debenture Trustee under the Indenture;

        (b) any other Event or Events of Default with respect to Debt Securities of such series, other than the nonpayment of the principal of the Debt Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture (Section 802).

        Subject to the provisions of the Indenture relating to the duties of the Debenture Trustee in case an Event of Default shall occur and be continuing, the Debenture Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Debenture Trustee reasonable indemnity (Section 903). If an Event of Default has occurred and is continuing in respect of a series of Debt Securities, subject to such provisions for the indemnification of the Debenture Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or exercising any trust or power conferred on the Debenture Trustee, with respect to the Debt Securities of such series; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Debt Securities, the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Debt Securities of any one of such series; and provided, further, that such direction will not be in conflict with any rule of law or with the Indenture. (Section 812).

        No Holder of Debt Securities of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Debenture Trustee written notice of a continuing Event of Default with respect to the Debt Securities of such series, (ii) the Holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of all series in respect of which an Event of Default shall have occurred and be continuing, considered as one class, have made written request to the Debenture Trustee, and such Holder or Holders have offered reasonable indemnity to the Debenture Trustee to institute such proceeding in respect of such Event of Default in its own name as trustee and (iii) the Debenture Trustee has failed to institute any proceeding, and has not received from the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series a direction inconsistent with such request, within 60 days after such notice, request and offer (Section 807).
     However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security (Section 808).

        The Company will be required to furnish to the Debenture Trustee annually a statement by an appropriate officer as to such officer's knowledge of the Company's compliance with all conditions and covenants under the Indenture, such compliance to be determined without regard to any period of grace or requirement of notice under the Indenture (Section 606).

        ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF SECURITIES

        If an Event of Default has occurred and is continuing, then the Holders of Securities would rely on the enforcement by the Property Trustee or the Debenture Trustee, acting for the benefit of the Property Trustee, of its rights as a holder of the Junior Subordinated Debentures against the Company. Notwithstanding the foregoing, a Holder of Securities may enforce the Indenture directly against the Company to the same extent as if such Holder of Securities held a principal amount of Junior Subordinated Debentures equal to the aggregate liquidation amount of the Securities of such Holder (Section 610). See DESCRIPTION OF THE SECURITIES - "Events Of Default; Notice."

        The Holders of the Securities would not be able to exercise directly against the Company any rights other than those set forth in the preceding paragraph available to the holders of the Subordinated Debentures unless the Property Trustee or the Debenture Trustee, acting for the benefit of the Property Trustee, fails to do so for 60 days. In such event, to the fullest extent permitted by law, the holders of a majority of the aggregate liquidation amount of the outstanding Securities would have the right to directly institute proceedings for enforcement of such rights (Section
     807).

        MODIFICATION AND WAIVER

        Without the consent of any Holder of Debt Securities, the Company and the Debenture Trustee may enter into one or more supplemental indentures for any of the following purposes: (a) to evidence the assumption by any permitted successor to the Company of the covenants of the Company in the Indenture and in the Debt Securities; or (b) to add one or more covenants of the Company or other provisions for the benefit of the Holders of outstanding Debt Securities or to surrender any right or power conferred upon the Company by the Indenture; or (c) to add any additional Events of Default with respect to outstanding Debt Securities; or (d) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture, provided that if such change, elimination or addition will adversely affect the interests of the Holders of Debt Securities of any series in any material respect, such change, elimination or addition will become effective with respect to such series only (1) when the consent of the Holders of Debt Securities of such series has been obtained in accordance with the Indenture, or (2) when no Debt Securities of such series remain outstanding under the Indenture; or (e) to provide collateral security for all but not part of the Debt Securities; (f) to establish the form or terms of Debt Securities of any other series as permitted by the Indenture; or (g) to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the Holders thereof, and for any and all other matters incidental thereto; or (h) to evidence and provide for the acceptance of appointment of a successor Debenture Trustee under the Indenture with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or to facilitate the administration of the trusts under the Indenture by more than one trustee; or (i) to provide for the procedures required to permit the utilization of a noncertificated system of registration for the Debt Securities of all or any series; or (j) to change any place where (1) the principal of and premium, if any, and interest, if any, on all or any series of Debt Securities shall be payable,
     (2) all or any series of Debt Securities may be surrendered for registration of transfer or exchange and (3) notices and demands to or upon the Company in respect of Debt Securities and the Indenture may be served; or (k) to cure any ambiguity or inconsistency or to add or change any other provisions with respect to matters and questions arising under the Indenture, provided such changes or additions shall not adversely affect the interests of the Holders of Debt Securities of any series in any material respect (Section 1201).

        The Holders of at least a majority in aggregate principal amount of the Debt Securities of all series then outstanding may waive compliance by the Company with certain restrictive provisions of the Indenture (Section 607). The Holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive any past default under the Indenture with respect to such series, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the Holder of each outstanding Debt Security of such series affected (Section 813).

        Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the Indenture in such a way as to require changes to the Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment of the Trust Indenture Act or to effect such changes, additions or elimination, and the Company and the Debenture Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to evidence or effect such amendment (Section 1201).

        Except as provided above, the consent of the Holders of not less than a majority in aggregate principal amount of the Debt Securities of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the Indenture or modifying in any manner the rights of the Holders of such Debt Securities under the Indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of Debt Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of outstanding Debt Securities of all series so directly affected, considered as one class, will be required; and provided further, that no such amendment or modification may (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or change the coin or currency (or other property) in which any Debt Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity of any Debt Security (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the Holder of such Debt Security, (b) reduce the percentage in principal amount of the outstanding Debt Security of any series, (or, if applicable, in liquidation preference of Securities) the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of the Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the Holder of each outstanding Debt Security of such series, or (c) modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Debt Security of any series, without the consent of the Holder of each outstanding Junior Subordinated Debenture affected thereby. A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities, or modifies the rights of the Holders of Debt Securities of such series with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the Holders of the Debt Securities of any other series. Notwithstanding the foregoing, so long as any of the Securities with respect to a Trust remain outstanding, the Debenture Trustee may not consent to a supplemental indenture without the prior consent, obtained as provided in the Trust Agreement pertaining to the Trust which issued such Securities, of the holders of not less than a majority in aggregate liquidation preference of all Securities issued by such Trust affected, considered as one class, or, in the case of changes described in clauses
     (a), (b) and (c) above, 100% in aggregate liquidation preference of all such Securities then outstanding which would be affected thereby, considered as one class. A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities, or which modifies the rights of the Holders of Debt Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the Holders of Debt Securities of any other series. Notwithstanding the foregoing, so long as any of the Securities with respect to a Trust remain outstanding, the Debenture Trustee may not consent to a supplemental indenture without the prior consent, obtained as provided in the Trust Agreement pertaining to the Trust which issued such Securities, of the holders of not less than a majority in aggregate liquidation preference of all Securities issued by such Trust affected, considered as one class, or, in the case of changes described in clauses (a), (b) and (c) above, 100% in aggregate liquidation preference of all such Securities then outstanding which would be affected thereby, considered as one class (Section 1202).

        The Indenture provides that in determining whether the Holders of the requisite principal amount of the outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, or whether a quorum is present at the meeting of the Holders of Debt Securities, Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor (unless the Company, such affiliate or such obligor owns all Debt Securities outstanding under the Indenture, determined without regard to this provision) shall be disregarded and deemed not to be outstanding.

        If the Company shall solicit from Holders any request, demand, authorization, direction, notice, consent, election, waiver or other Act, the Company may, at its option, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other such act, but the Company shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of the outstanding Debt Securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Debt Securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other Act of a Holder shall bind every future Holder of the same Debt Security and the Holder of every Debt Security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Debenture Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Debt Security (Section 104).

        RESIGNATION OF DEBENTURE TRUSTEE

        The Debenture Trustee may resign at any time by giving written notice thereof to the Company or may be removed at any time by Act of the Holders of a majority in principal amount of all series of Debt Securities then outstanding delivered to the Debenture Trustee and the Company. No resignation or removal of the Debenture Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a Debenture Trustee appointed by Act of the Holders, if the Company has delivered to the Debenture Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture (Section 910).

        NOTICES

        Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the security register therefor.

        TITLE

        The Company, the Debenture Trustee, and any agent of the Company or the Debenture Trustee, may treat the Person in whose name Debt Securities are registered as the absolute owner thereof (whether or not such Debt Securities may be overdue) for the purpose of making payments and for all other purposes irrespective of notice to the contrary.

        GOVERNING LAW

        The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

        REGARDING THE DEBENTURE TRUSTEE

        The Debenture Trustee under the Indenture is The Bank of New York. In addition to acting as Debenture Trustee under the Indenture, The Bank of New York acts as trustee under the Company's Mortgage and Deed of Trust with respect to substantially all the properties of the Company, which secures the Company's first mortgage bonds. In addition, The Bank of New York acts as Property Trustee under the Trust Agreement and as Guarantee Trustee under the Guarantee and in the same capacities in respect of other trust subsidiaries of the Company. The Bank of New York (Delaware) acts as the Delaware Trustee under the Trust Agreement. See DESCRIPTION OF THE SECURITIES - "Concerning the Property Trustee."

                                 PLAN OF DISTRIBUTION

        Either Trust may sell Securities in any of, or any combination of, the following ways: (i) directly to purchasers, (ii) through agents, (iii) through underwriters and (iv) through dealers.

        Offers to purchase Offered Securities may be solicited directly by a Trust or by agents designated thereby, from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agency will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

        If an underwriter or underwriters are utilized in the sale, the Company will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make releases of the Offered Securities in respect of which this Prospectus is delivered to the public.

        If a dealer is utilized in the sale of Offered Securities, the related Trust will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the related Prospectus Supplement.

        Agents, underwriters, and dealers may be entitled under the relevant agreements to indemnification by the Company and/or the related Trust, as the case may be, against certain liabilities, including liabilities under the Securities Act.

        The place and time of delivery for any Offered Securities will be set forth in the related Prospectus Supplement.

     ===========================================================================

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITA-TION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSE-QUENT TO ITS DATE.


                                ---------------------
                                  TABLE OF CONTENTS
                                ---------------------
                                                                          PAGE
                                                                          ----

                                PROSPECTUS SUPPLEMENT

     Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . S-4
     TU Electric Capital . . . . . . . . . . . . . . . . . . . . . . . . . S-7
     Summary Financial Information of
        Texas Utilities Electric Company . . . . . . . . . . . . . . . . . S-8
     Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . S-9
     Certain Terms of the
       Capital Securities  . . . . . . . . . . . . . . . . . . . . . . . . S-9
     Certain Terms of the
       Series D Debentures . . . . . . . . . . . . . . . . . . . . . . .  S-14
     Certain United States Federal Income
        Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . .  S-15
     Certain ERISA Considerations  . . . . . . . . . . . . . . . . . . .  S-18
     Underwriting  . . . . . . . . . . . . . . . . . . . . . . . . . . .  S-20
     Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  S-21
     Legality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  S-21

                                      PROSPECTUS

     Incorporation of Certain Documents by
        Reference  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     Available Information . . . . . . . . . . . . . . . . . . . . . . . .   2
     The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     The Trusts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
     Description of the Securities . . . . . . . . . . . . . . . . . . . .   4
     Description of the Guarantees . . . . . . . . . . . . . . . . . . . .  10
     Description of the Junior Subordinated
        Debentures . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . .  20

     ===========================================================================



     ===========================================================================



                                TU ELECTRIC CAPITAL IV

                                     $100,000,000


                           FLOATING RATE CAPITAL SECURITIES
                         FULLY AND UNCONDITIONALLY GUARANTEED
                                AS SET FORTH HEREIN BY




                                   TEXAS UTILITIES
                                   ELECTRIC COMPANY





                                  ------------------

                                      PROSPECTUS
                                      SUPPLEMENT

                                  ------------------



                                 GOLDMAN, SACHS & CO.

                                 MERRILL LYNCH & CO.

                                 MORGAN STANLEY & CO.
                                     INCORPORATED

                                 SALOMON BROTHERS INC

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